Exhibit 10.2

EXECUTION VERSION

Fourth Amended and Restated

Limited Partnership Agreement

of

PrinceRidge Holdings LP

Fourth Amended and Restated Limited Partnership Agreement

of

PrinceRidge Holdings LP

Appendix A Form of Supplementary Agreement for Limited Partners

DEFINED TERMS

Accounting Period	2
Act	2
Active Partner	2
Additional Partner	2, 14
Adjusted Capital Account Deficit	2, 27
Affiliate	2
Agreement	2
Amended and Restated Limited Partnership Agreement	1, 3
Appendix A (or other Appendix or Appendices)	3
Asset Sale Proceeds	3
Associated Partner	3
Available Assets	3
Board	3
Business	3
Business Day	3
Capital Account	3
Capital Net Income	3
Capital Net Loss	3
Class A Partners	3
Code	3
Company	4
Confidential Information	4
Contribution Agreement	4
Copyrights	4, 47
Corporate Conversion	4, 38
Day-to-Day Responsibilities	4
Disparaging	4, 46
Drag Along Right	4, 36
Equity Units	4
Excess Allocation Amount	4, 39
Executive Agreement	4
Exercising Member	4
Final Distribution	4, 40
Fiscal Year	5, 12
Former Partner	5
General Partner	5, 14
IFMI	5
IFMI Manager	5
IFMI Parent	5
Inactive Partner	5
Individual Partner	5
Involuntary Transfer	5
Joinder Agreement	5
Limited Partner	5
Management Group Entities	6
Managers	6
Mandatory Distribution	6

Member	6
Monetization Event	6
Net Income	6
Net Loss	6
Notice Year	7, 33
Operating Agreement	7
Original Agreement	1, 7
Partners	7
Partnership	7
Partnership Subsidiary	7
Partnership Tax Audit	7, 41
Passive Partners	7, 36
Pass-Thru Partner	7, 42
Permanent Disability	7
Person	7
Pre-Closing Partnership Tax Audit	7, 43
Preemptive Notice	8
Preemptive Notice Window	8
Preemptive Reply	8
Preemptive Right	8
PrinceRidge Class A Partner	8, 43
PrinceRidge Class A Partner Expenses	8
PrinceRidge Manager	8
Profit Units	8
Purchaser Notice	8, 36
Qualifying PrinceRidge Individual Partner	8
Restricted Period	8
Restrictive Covenants	8
Sale Proceeds	8
Sale Transaction	8
Second Amended and Restated Limited Partnership Agreement	1, 8
Section 704(c) Property	9
Securities Act	9
Selling Partner(s)	9, 36
Source	9
Sub-Capital Account	9, 25
Subscription Commitment	9
Supplementary Agreement	9, 15
Tag Along Right	9, 36
Target Final Balance	9, 40
Target Minimum Repurchase Amount	9, 33
Target Repurchase Date	9, 33
Tax Matters Partner	9, 41
Termination and Separation Agreement	9
Termination Date	9
Termination Event	10

Third Amended and Restated Limited Partnership Agreement	1, 10
Third Party Purchaser	10, 36
Threshold Value	10
Transaction Notice	10, 36
Transfer	10
Underlying Transaction	10, 36

Unit Price	10
Unit Sale Proceeds	10
Units	10
Voluntarily Withdraw	10
Withdrawal Date	11
Work Product	11, 47

Fourth Amended and Restated Limited Partnership Agreement

of

PrinceRidge Holdings LP

Dated as of May 31, 2011

This Fourth Amended and Restated Limited Partnership Agreement is made and entered into as of the date set forth above by and among the undersigned Persons and shall hereafter govern the Partnership.

R E C I T A L S:

WHEREAS, the Partnership was formed under the Act as BlueHawk Capital Management LP, pursuant to a Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on January 28, 2008;

WHEREAS, the Partnership was initially governed by a Limited Partnership Agreement, dated as of May 1, 2008 (the “Original Agreement”);

WHEREAS, the Partnership’s name was changed to VinsonForbes Group LP pursuant to a Certificate of Amendment to Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on December 5, 2008;

WHEREAS, the Original Agreement was amended and restated in its entirety pursuant to an Amended and Restated Limited Partnership Agreement dated as of December 12, 2008 (the “Amended and Restated Limited Partnership Agreement”);

WHEREAS, the Amended and Restated Limited Partnership Agreement was amended and restated in its entirety pursuant to a Second Amended and Restated Limited Partnership Agreement dated as of February 1, 2009 (the “Second Amended and Restated Limited Partnership Agreement”);

WHEREAS, the Partnership’s name was changed to PrinceRidge Holdings LP pursuant to a Certificate of Amendment to Certificate of Limited Partnership filed with the Secretary of State of the State of Delaware on June 29, 2009;

WHEREAS, the Second Amended and Restated Limited Partnership Agreement was amended and restated in its entirety pursuant to a Third Amended and Restated Limited Partnership Agreement dated as of July 1, 2009 (the “Third Amended and Restated Limited Partnership Agreement”);

WHEREAS, the General Partner of the Partnership, pursuant to a resolution and consent dated as of April 15, 2011, resolved, among other matters, to amend the Third Amended and Restated Limited Partnership Agreement and to admit each of Daniel G. Cohen and IFMI as a Class A Limited Partner of the Partnership; and

WHEREAS, the current Partners, PrinceRidge Partners LLC, Ahmed A. Alali, Daniel G. Cohen, John P. Costas, Colette Dow, Ronald J. Garner, Michael T. Hutchins, Matthew G. Johnson and IFMI wish to amend and restate the Third Amended and Restated Limited Partnership Agreement in its entirety and to enter into this Agreement.

NOW, THEREFORE, the parties hereto hereby agree to continue the Partnership and hereby amend and restate the Third Amended and Restated Limited Partnership Agreement, which is replaced and superseded in its entirety by this Agreement, as follows:

ARTICLE I

Interpretation

Section 1.01 Definitions. Unless otherwise expressly provided in this Agreement, the following terms used in this Agreement shall have the following meanings:

(a) “Accounting Period” means a period (i) the first day of which is (A) the first Business Day of each calendar quarter, (B) the date on which there are contributions to the capital of the Partnership or any material amount is credited to a Capital Account other than on a pro rata basis or (C) such other date deemed appropriate by the General Partner; and (ii) the last day of which is (A) the day prior to the commencement of any Accounting Period, (B) the date on which there are withdrawals or distributions from the capital of the Partnership or any material amount is debited or credited to any Capital Account other than on a pro rata basis or (C) such other date deemed appropriate by the General Partner.

(b) “Act” means the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time.

(c) “Active Partner” means a Partner who has Day-to-Day Responsibilities.

(d) “Additional Partner” shall have the meaning set forth in Section 3.01(c).

(e) “Adjusted Capital Account Deficit” shall have the meaning set forth in Section 6.03(a)(iv)(A).

(f) “Affiliate” means, with respect to any specified Person, (i) a Person that directly or indirectly, through one (1) or more intermediaries, controls, is controlled by, or is under common control with, the Person specified, and (ii) the successors, heirs, assigns, executors, personal representatives, advisors and agents of each of the foregoing Persons and/or entities described in (i) above. For purposes of this Agreement, each Associated Partner shall be deemed to be an Affiliate of the Partner with whom such Associated Partner is associated.

(g) “Agreement” means this Fourth Amended and Restated Limited Partnership Agreement, dated as of the date first above written, the Appendices to this Agreement and, with respect to each Limited Partner, any Supplementary Agreement to which such Limited Partner is a party, as any of the foregoing may be amended from time to time.

(h) “Amended and Restated Limited Partnership Agreement” shall have the meaning set forth in the recitals.

(i) “Appendix A (or other Appendix or Appendices)” means Appendix A (or other Appendix) to this Agreement.

(j) “Asset Sale Proceeds” means the gross proceeds minus expenses, if any, attributable to the sale of all or any portion of the Partnership’s assets as part of an extraordinary capital transaction.

(k) “Associated Partner” shall mean any trust, limited liability company, limited partnership or similar vehicle for the primary benefit of a Partner’s descendants (whether natural or adopted) or other family members (including spouses and former spouses) and designated in the books and records of the Partnership as an “Associated Partner,” each in its capacity as a partner of the Partnership.

(l) “Available Assets” means, as of any date, the excess of (a) the cash, cash equivalent items and temporary investments held by the Partnership over (b) the sum of the amount of such items as the General Partner reasonably determines to be necessary for the payment of the Partnership’s expenses, liabilities and other obligations (whether fixed or contingent including, to the extent determined by the General Partner, any outstanding loans made by a Partner to the Partnership to fund any operating deficits, and taking into account adjustments with respect to any advances to a Partner which are subject to recoupment), and for the establishment of appropriate reserves for such expenses, liabilities and obligations as may arise, including the maintenance of adequate working capital for the continued conduct of the Business.

(m) “Board” shall have the meaning set forth in the Operating Agreement.

(n) “Business” means the business activities of the Management Group Entities and their Affiliates.

(o) “Business Day” shall mean any day other than (a) Saturday and Sunday and (b) any other day on which banks located in New York City are required or authorized by law to remain closed.

(p) “Capital Account” means the capital account(s) established for each Partner on the books of the Partnership.

(q) “Capital Net Income” and “Capital Net Loss” mean any Net Income or Net Loss attributable to a Sale Transaction, reduced or increased by any expenses allocated thereto by the General Partner.

(r) “Class A Partners” means such Persons admitted to the Partnership as Class A Limited Partners in accordance with this Agreement.

(s) “Code” means the Internal Revenue Code of 1986, as amended.

(t) “Company” means PrinceRidge Partners LLC, a Delaware limited liability company organized on January 28, 2008 as BlueHawk Management LLC.

(u) “Confidential Information” means any and all proprietary, confidential, or non-public information, in whatever form or medium, regarding or relating in any way to the Business, any Management Group Entity, any client, or any of their respective partners, members, stockholders, beneficial owners or Affiliates, including for example and without limitation: agreements; amount and nature of assets owned or controlled; trading and other business activities; financial information; employee information; investments, including the manner in which investments are made; business plans and investment strategies, processes and decisions; performance and returns (actual or expected) of the Business; client lists or information; personal information; personnel history; tax records; work product; the identities of any other Persons or entities who participate in any investment made or transaction entered into by any client; and to the extent not publicly available, the residences, telephone numbers, places of employment, schools, activities and any other personal information about or the interests of any Class A (or other class of)-Partner or any of such Limited Partner’s Associated Partners or Affiliates.

(v) “Contribution Agreement” means the Contribution Agreement, dated April 19, 2011 by and among the Company, the Partnership and IFMI.

(w) “Copyrights” shall have the meaning set forth in Section 13.07.

(x) “Corporate Conversion” shall have the meaning set forth in Section 10.04(a).

(y) “Day-to-Day Responsibilities” means an Individual Partner’s day-to-day role with respect to the Business.

(z) “Disparaging” shall have the meaning set forth in Section 13.04.

(aa) “Drag Along Right” shall have the meaning set forth in Section 10.02(c).

(bb) “Equity Units” means for each Partner, the Equity Units indicated in the books and records of the Partnership and/or in such Partner’s Supplementary Agreement.

(cc) “Excess Allocation Amount” shall have the meaning set forth in Section 11.04.

(dd) “Executive Agreement” shall have the meaning set forth in the Operating Agreement.

(ee) “Exercising Member” shall have the meaning set forth in Section 10.03(b).

(ff) “Final Distribution” shall have the meaning set forth in 11.04.

(gg) “Fiscal Year” shall have the meaning set forth in Section 2.05.

(hh) “Former Partner” refers to such Persons as hereafter from time to time cease to be Partners, whether voluntarily or otherwise, in accordance with this Agreement.

(ii) “General Partner” shall have the meaning set forth in Section 3.01(a).

(jj) “IFMI” means IFMI, LLC, a Delaware limited liability company.

(kk) “IFMI Manager” shall have the meaning set forth in the Operating Agreement.

(ll) “IFMI Parent” means Institutional Financial Markets, Inc., a Maryland corporation.

(mm) “Inactive Partner” means a Partner whose Day-to-Day Responsibilities have ceased or been terminated by the General Partner.

(nn) “Individual Partner” means a Partner who is a natural person.

(oo) “Involuntary Transfer” means one (1) or more of the following events:

(i) the filing of a valid petition of voluntary or involuntary bankruptcy, or the insolvency of a Partner;

(ii) receipt by a Partner of notice of a public, private or judicial sale of all or any part of its Units to satisfy a judgment against or other indebtedness of such Partner;

(iii) an assignment of all or any part of a Partner’s Units for the benefit of one (1) or more creditors of a Partner, other than a pledge as security by IFMI of its Units in connection with any financing arrangement or guarantee in connection therewith, provided that any foreclosure upon a pledge or other Transfer to or by a secured party in connection with such arrangement or guarantee shall be deemed an Involuntary Transfer; and

(iv) the entry of a decree of divorce, or the execution by a Partner of a property settlement agreement, or any other action in connection with a pending divorce proceeding, the effect of which is to grant rights to all or any part of the Units owned by such Partner to any Person other than such Partner, in its individual capacity.

(pp) “Joinder Agreement” shall have the meaning set forth in the Operating Agreement.

(qq) “Limited Partner” means each Person admitted as a limited partner of the Partnership in accordance with this Agreement, including any Persons hereafter admitted as Limited Partners in accordance with this Agreement and excluding any Persons who cease to be Limited Partners in accordance with this Agreement.

(rr) “Management Group Entities” means the Partnership and the General Partner and any subsidiary or controlled Affiliate thereof.

(ss) “Managers” shall have the meaning set forth in the Operating Agreement.

(tt) “Mandatory Distribution” shall have the meaning set forth in Section 7.02(c).

(uu) “Member” shall have the meaning set forth in the Operating Agreement.

(vv) “Monetization Event” shall mean any of the following: (a) the sale of all or any portion of the Management Group Entities’ business or assets (as part of an extraordinary capital transaction); (b) a public offering of all or any portion of the equity securities of a Management Group Entity (or interests in a feeder, successor or subsidiary entity pursuant to a Corporate Conversion); (c) a sale or issuance of equity interests or other transaction of a Management Group Entity that results in all or a majority of the aggregate economic ownership of such entity being held by any third-party investor; (d) any transaction or series of related transactions that results in the reduction of IFMI’s Units below a majority of the then-outstanding Units thereof; or (e) any derivative or other transaction with similar effect to any of the foregoing as reasonably determined by the General Partner.

(ww) “Net Income” or “Net Loss” shall mean, with respect to any Accounting Period, the taxable income or tax loss of the Partnership for such period for federal income tax purposes as determined by the General Partner, taking into account any separately stated items, increased by the amount of any tax-exempt income of the Partnership during such period and decreased by the amount of any Code Section 705(a)(2)(B) expenditures (within the meaning of Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) of the Partnership; provided, however, that Net Income or Net Loss of the Partnership shall be computed without regard to any items of gross income, gain, loss or deduction specially allocated pursuant to Section 6.03. In the event that the Capital Accounts are adjusted pursuant to Section 6.01(b), the Net Income or Net Loss of the Partnership (and the constituent items of income, gain, loss and deduction) realized thereafter shall be computed in accordance with the principles of Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

(xx) “New Units” shall mean any Units, whether now authorized or not, any rights, options or warrants to purchase Units and any indebtedness or class of securities of the Partnership which is convertible into Units (or which is convertible into a security which is, in turn, convertible into Units); provided that the term “New Units” shall not include rights, options or warrants to purchase Units and any indebtedness or class of securities of the Partnership which is convertible into Units (or which is convertible into a security which is, in turn, convertible into Units) issued (A) upon conversion or exercise of any other equity securities of the Partnership or any of its controlled subsidiaries; provided that the issuance of such equity securities complied with the provisions of Section 10.03, (B) in the event of any subdivision of all of the issued and outstanding Units into a greater number of interests, or (C) to employees or consultants of the Company or the Partnership pursuant to any employee stock plan or other employee benefit plan arrangement or consultancy arrangement.

(yy) “Notice Year” shall have the meaning set forth in Section 8.02(a).

(zz) “Operating Agreement” means the Fourth Amended and Restated Limited Liability Company Agreement, dated as of the date hereof, of the General Partner, as the foregoing may be amended from time to time.

(aaa) “Original Agreement” shall have the meaning set forth in the recitals.

(bbb) “Partners” means the Limited Partners and the General Partner, collectively, including any Persons hereafter admitted as Partners in accordance with this Agreement and excluding any Persons who cease to be Partners in accordance with this Agreement.

(ccc) “Partnership” means PrinceRidge Holdings LP, a Delaware limited partnership organized on January 28, 2008 as BlueHawk Capital Management LP.

(ddd) “Partnership Subsidiary” means, individually, The PrinceRidge Group LLC, a Delaware limited liability company, PrinceRidge Capital LLC, a Delaware limited liability company and each other corporation, limited liability company, partnership, trust or other entity of which a majority of the voting or equity interests are owned, directly or indirectly, by the Partnership or the Company.

(eee) “Partnership Tax Audit” shall have the meaning set forth in 12.03.

(fff) “Passive Partners” shall have the meaning set forth in Section 10.02(a).

(ggg) “Pass-Thru Partner” shall have the meaning set forth in Section 12.03.

(hhh) “Permanent Disability” shall have the meaning set forth in a Limited Partner’s Supplementary Agreement.

(iii) “Person” means any natural person, domestic or foreign limited liability company, corporation, partnership, limited partnership, joint venture, association, business trust, estate, trust, enterprise, bank holding company and any other legal or commercial entity.

(jjj) “Pre-Closing Partnership Tax Audit” shall have the meaning set forth in Section 12.03(c).

(kkk) “Preemptive Notice” shall have the meaning set forth in Section 10.03(b).

(lll) “Preemptive Notice Window” shall have the meaning set forth in Section 10.03(b).

(mmm) “Preemptive Reply” shall have the meaning set forth in Section 10.03(b).

(nnn) “Preemptive Right” shall have the meaning set forth in Section 10.03(a).

(ooo) “PrinceRidge Class A Partner” shall have the meaning set forth in Section 12.03(c).

(ppp) “PrinceRidge Class A Partners Expenses” shall have the meaning set forth in Section 12.03(c).

(qqq) “PrinceRidge Manager” shall have the meaning set forth in the Operating Agreement.

(rrr) “Profit Units” means for each Limited Partner, the Profit Units indicated in the books and records of the Partnership and/or in such Partner’s Supplementary Agreement.

(sss) “Purchaser Notice” shall have the meaning set forth in Section 10.02(b).

(ttt) “Qualifying PrinceRidge Individual Partner” means each of the following persons: John Costas, Michael Hutchins, Ahmed Alali, Colette Dow, Ronald Garner and Matthew Johnson, so long as each such person continues to hold at least 51% of the number of Units held by such person on the date hereof.

(uuu) “Restricted Period” means the one (1)-year period immediately following a Limited Partner’s Termination Date.

(vvv) “Restrictive Covenants” means all of the restrictions on Limited Partners and their activities set forth in Article XIII of this Agreement.

(www) “Sale Proceeds” means Asset Sale Proceeds and Unit Sale Proceeds.

(xxx) “Sale Transaction” means a transaction that generates Asset Sale Proceeds or Unit Sale Proceeds.

(yyy) “Second Amended and Restated Limited Partnership Agreement” shall have the meaning set forth in the recitals.

(zzz) “Section 704(c) Property” means any Partnership property (a) that is contributed to the Partnership, if there is a difference between the basis of such property in the hands of the Partnership and the fair value of such property at the time of its contribution, or (b) that is revalued pursuant to Section 6.01(b) of this Agreement if the fair value of such property differs from its adjusted basis as of the date of such revaluation.

(aaaa) “Securities Act” means the U.S. Securities Act of 1933, as amended.

(bbbb) “Selling Partner(s)” shall have the meaning set forth in Section 10.02(a).

(cccc) “Source” means each source of Net Income and Net Loss for the Partnership (excluding Capital Net Income) that is designated or changed from time to time by the General Partner. No consent of any Limited Partner shall be required to designate or modify any Source, unless otherwise provided in a Limited Partner’s Supplementary Agreement.

(dddd) “Sub-Capital Account” shall have the meaning set forth in Section 6.01(a)(ii).

(eeee) “Subscription Commitment” means a Partner’s or prospective Partner’s agreement to purchase Units, as set forth in such Partner’s Supplementary Agreement.

(ffff) “Supplementary Agreement” shall have the meaning set forth in Section 3.02.

(gggg) “Tag Along Right” shall have the meaning set forth in Section 10.02(b).

(hhhh) “Target Final Balance” shall have the meaning set forth in Section 11.07.

(iiii) “Target Minimum Repurchase Amount” shall have the meaning set forth in Section 8.02(a).

(jjjj) “Target Repurchase Date” shall have the meaning set forth in Section 8.02(a).

(kkkk) “Tax Matters Partner” shall have the meaning set forth in Section 12.03.

(llll) “Termination and Separation Agreement” means the Termination and Separation Agreement, dated May 31, 2011, by and among the Company, the Partnership, and IFMI.

(mmmm) “Termination Date” means the effective date of a Termination Event.

(nnnn) “Termination Event” means the event that caused a Limited Partner’s Day-to-Day Responsibilities to have ceased or been terminated by the Limited Partner or the General Partner (e.g., due to such Limited Partner’s death, Permanent Disability or resignation, or due to the determination of the General Partner to terminate the Limited Partner’s Day-to-Day Responsibilities).

(oooo) “Third Amended and Restated Limited Partnership Agreement” shall have the meaning set forth in the recitals.

(pppp) “Third Party Purchaser” shall have the meaning set forth in Section 10.02(a).

(qqqq) “Threshold Value” shall mean the threshold value set forth in a Partner’s Supplementary Agreement.

(rrrr) “Transaction Notice” shall have the meaning set forth in Section 10.02(a).

(ssss) “Transfer” means to sell, assign, pledge, transfer or otherwise dispose of, directly or indirectly, all or any part of a Unit.

(tttt) “Underlying Transaction” shall have the meaning set forth in Section 10.02(a).

(uuuu) “Unit Price” means the price at which a Unit is purchased by a Partner or prospective Partner or repurchased by the Partnership (other than in connection with an extraordinary capital transaction or Monetization Event), and in the case of a repurchase by the Partnership, shall equal the portion of the Capital Account (or Sub-Capital Account) represented by the Units repurchased on the effective date of the repurchase.

(vvvv) “Unit Sale Proceeds” means the net proceeds attributable to the simultaneous sale of all or any portion of the Units of all of the Partners, after payment of expenses related thereto as determined by the General Partner; provided, that a Transfer of Units by a Partner for tax or estate planning purposes or a repurchase of Units at their Unit Price shall not be deemed to generate Unit Sale Proceeds.

(wwww) “Units” means the limited partnership interests, including Units of any type or class, whether existing as of the date hereof or newly issued as of some future date, such as Profit Units and Equity Units, or representing any Source, issued by the Partnership to a Partner in accordance with this Agreement, and (ii) in the case of (a) the definitions of “Involuntary Transfer,” “Monetization Event,” and “Qualifying PrinceRidge Individual Partner” in this Section 1.01, and (b) Sections 4.11, 8.01(a), and 8.01(c), the Company units of any type or class issued by the Company to a Member in accordance with the Operating Agreement.

(xxxx) “Voluntarily Withdraw” means a Limited Partner’s decision to withdraw as a Limited Partner of the Partnership.

(yyyy) “Withdrawal Date” shall have the meaning set forth in Section 8.01(e).

(zzzz) “Work Product” shall have the meaning set forth in Section 13.07.

Section 1.02 Pronouns; Gender; Construction. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the Person(s) may require in the context thereof. Where specific language is used to clarify by example a general statement contained herein, such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates.

Section 1.03 Headings; Cross-References. The titles of the articles and the headings of the sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement. References to “Article” or “Section” in this Agreement shall be deemed to refer to the indicated Article or Section of this Agreement, unless the context clearly indicates otherwise.

ARTICLE II

General Provisions

Section 2.01 Formation of the Partnership. The Partnership was formed as a limited partnership under the Act, by the filing of the Certificate of Limited Partnership of the Partnership with the Office of the Secretary of State of the State of Delaware on January 28, 2008. The General Partner, for itself and as agent for the Limited Partners, shall make every reasonable effort to assure that all other certificates and documents are properly executed and shall accomplish all filing, recording, publishing and other acts necessary or appropriate for compliance with all of the requirements for the formation of the Partnership as a limited partnership under the Act. The Partners hereby ratify the execution and filing of the Certificate of Limited Partnership and other filings made with the States of Delaware and New York prior to the date hereof.

Section 2.02 Partnership Name and Address. The name of the Partnership is PrinceRidge Holdings LP. The original name of the Partnership was BlueHawk Capital Management LP. Its principal office shall be located at 1633 Broadway, 28th Floor, New York, NY 10019, or at such other location as the General Partner in the future may designate. The General Partner shall promptly notify the Limited Partners of any change in the Partnership’s address.

Section 2.03 Registered Agent and Registered Office. The address of the registered office of the Partnership in the State of Delaware is c/o National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. The name and address of the registered agent of the Partnership in the State of Delaware for service of process on the Partnership is National Corporate Research, Ltd., 615 South DuPont Highway, Dover, Delaware 19901. Such office and such agent may be changed from time to time by the General Partner in its discretion through appropriate filings with the Secretary of State of the State of Delaware.

Section 2.04 Purposes of the Partnership.

(a) The Partnership is organized for the purpose of engaging, directly or indirectly through Affiliates or joint ventures, in a full range of financial services activities and may engage in any other business or activity related or unrelated to any of the foregoing activities. In addition to the foregoing, the Partnership may engage in any activities that are lawful for a limited partnership under the Act.

(b) The Partnership shall have the power to take any action and engage in any proceeding, activity and transaction that the General Partner may deem necessary or advisable in connection with the foregoing purposes.

Section 2.05 Fiscal Year. The fiscal year of the Partnership (the “Fiscal Year”) shall end on December 31 of each year.

Section 2.06 Maintenance of Separateness. Each of the Partnership and the Partnership Subsidiaries shall at all times be obligated to:

(a) maintain all of its business records, books of account and bank accounts separate from those of IFMI Parent, IFMI or any other Person (other than the General Partner);

(b) ensure that its assets are not commingled with the assets of IFMI Parent, IFMI or any other Person (other than the General Partner);

(c) conduct its business solely in its own name so as not to mislead third parties as to the identity of the entity with which such third parties are dealing, and correct any known misunderstanding regarding its separate identity;

(d) in the case of the Partnership, obtain, whenever necessary, proper authorization from the General Partner for any action taken or to be taken by the Partnership;

(e) maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person and not have its assets listed on any financial statement of any other Person; provided, however, that the Partnership’s assets may be included in a consolidated financial statement of its Affiliate provided that (i) appropriate notation shall be made in a footnote to such consolidated financial statements to indicate the separateness of the Partnership from such Affiliate and to indicate that the Partnership’s assets and credit are not available to satisfy the debts and other obligations of such Affiliate or any other Person (other than the Partnership and the Partnership Subsidiaries) and (ii) such assets shall also be listed on the Partnership’s own separate balance sheet;

(f) except as provided by Section 4.5 of the Reimbursement Agreement, provide for its operating expenses and liabilities, including its organizational expenses and the salaries of its own employees, from its own funds and not from the funds of any other Person;

(g) observe all procedures and formalities required by this Agreement and the laws of the State of Delaware;

(h) subject to Section 13.03 of the Operating Agreement and other than as contemplated hereby, by the Contribution Agreement and by the documents, instruments or agreements entered into in connection with the Contribution Agreement, ensure that all transactions between the Partnership or such Partnership Subsidiary and any Affiliate will be at arm’s length and on terms no less favorable than available to either party in a similar transaction with a non-Affiliate;

(i) ensure that its initial capitalization is sufficient in light of its purpose and business;

(j) without limiting Sections 4.12 and 13.03 of the Operating Agreement, ensure that it does not, other than as set forth in Section 5.05 of this Agreement or pursuant to the Contribution Agreement, make any advance to or guarantee or become obligated for the debts of IFMI Parent or any other Person (other than the Partnership and the Partnership Subsidiaries) or hold out its credit as being available to satisfy the obligations of any Person (other than the Partnership and the Partnership Subsidiaries);

(k) other than with respect to the Company’s accounting function (which may be maintained in IFMI’s Philadelphia office or such other place as determined by the General Partner), maintain and conduct its business separate from that of any Affiliate and, if applicable, sublease from any Affiliate office space at a rent representing its pro rata share based upon an existing lease, of sufficient space which is separately allocated and identifiable to conduct its business;

(l) have and use its own stationery, invoices, checks and telephone number in all business of the Partnership and the Partnership Subsidiaries, respectively;

(m) without limiting Sections 4.09 and 13.03 of the Operating Agreement, ensure that it does not pledge its assets for any other Person (other than the Partnership and the Partnership Subsidiaries);

(n) other than as required by an insurance carrier, ensure that it does not enter into any agreement to be named, directly or indirectly, as a direct or contingent beneficiary or loss payee on any insurance policy covering the property of any other Person;

(o) ensure that it will not conceal from creditors any of its assets or participate in concealing the assets of any other Person;

(p) ensure that it holds itself out as a separate entity; and

(q) ensure that it does not identify itself as being a division or a part of any other Person and that it does not identify IFMI Parent, IFMI or any other Person as being a division or part of itself.

(r) Notwithstanding the foregoing and anything herein to the contrary, the Partners acknowledge that, as of the date hereof, the Partnership is a subsidiary of IFMI and IFMI Parent and that the Partnership’s assets, liabilities and results of operations will be included in the consolidated financial statements of IFMI Parent, and that the Partnership is subject to the obligations set forth in Section 4.12 hereof. The Partnership shall use its reasonable best efforts to comply with the foregoing covenants of this Section 2.06. Failure of the Partnership or its Limited Partners, or the Board of Managers of the Company, its Members, or the officers of the Company on behalf of the Partnership or its Partnership Subsidiaries, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Partnership or any Partnership Subsidiary as a separate legal entity or the limited liability of the Limited Partners. The unanimous consent of the Board shall be required to waive any of the foregoing covenants of this Section 2.06.

Article III

The Partners

Section 3.01 Current Partners; Admission of Additional Partners.

(a) The general partner of the Partnership is PrinceRidge Partners LLC (the “General Partner”).

(b) The Limited Partners and the Units issued to such Limited Partners are listed in the books and records of the Partnership and/or in such Limited Partner’s Supplementary Agreement. The Class A Partners are:

Ahmed A. Alali
Daniel G. Cohen
John P. Costas
Colette C. Dow
Ronald J. Garner
Michael T. Hutchins
Matthew G. Johnson
IFMI

(c) Subject to Section 10.03 of this Agreement, the General Partner may at any time admit one (1) or more new Partners (each, an “Additional Partner”) and issue Units to such Additional Partners pursuant to this Agreement, subject to the condition that each such Additional Partner shall execute a Supplementary Agreement, pursuant to which such Person is admitted as a Partner and agrees to be bound by the terms and provisions hereof (as may be modified by the terms of such Supplementary Agreement).

(d) The name of each Limited Partner and the type and number of Units issued to such Limited Partner shall be set forth in the books and records of the Partnership. The names, addresses and capital contributions of each of the Partners shall be set forth in the books and records of the Partnership.

(e) For so long as IFMI is a Partner, any individual designated as an IFMI Manager shall execute a separate Joinder Agreement (as further described below) at the reasonable request of the Board.

Section 3.02 Supplementary Agreements. The General Partner may enter into one or more supplemental written agreements (including any Joinder Agreements or Executive Agreements) with any Limited Partner (a “Supplementary Agreement”, a form of which is attached hereto as Appendix A) (i) specifying the type and number of Units initially issued to such Limited Partner and (ii) waiving, modifying or supplementing the rights or obligations of such Limited Partner under this Agreement or otherwise with respect to the Partnership. Each of the Partners acknowledges and agrees that such Supplementary Agreements may provide for other rights, benefits or obligations to the Limited Partners that are parties thereto than otherwise set forth herein (including, without limitation, with respect to allocations and distributions to such Limited Partners, other compensation to such Limited Partners, indemnification and Restrictive Covenants). The General Partner may enter into more than one (1) Supplementary Agreement with a Limited Partner. For the avoidance of doubt, references herein to the Supplementary Agreement of a Limited Partner shall include all Supplementary Agreements into which the Partnership enters into with such Limited Partner. In the event of any dispute between a Limited Partner and the Partnership regarding a conflict between the terms of any such Limited Partner’s Supplementary Agreement and the terms of this Agreement, the terms of such Limited Partner’s Supplementary Agreement shall control. A Supplementary Agreement does not modify, amend, limit or supersede any provision of this Agreement, except as to matters expressly addressed in such Supplementary Agreement, and is to be construed narrowly with respect to such matters.

Section 3.03 Representations. Each Limited Partner represents, warrants and covenants to the Partnership as follows:

(a) Capacity. Such Limited Partner has the full capacity, power and authority to execute, deliver and perform its obligations under this Agreement and to subscribe for and purchase Units as a partner of the Partnership. Such Limited Partner has duly executed and delivered this Agreement, and this Agreement constitutes a legal, valid and binding obligation of such Limited Partner, enforceable against such Partner in accordance with its terms, subject to bankruptcy, insolvency, moratorium, and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(b) Compliance with Laws and Other Agreements. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and the performance of such Limited Partner’s obligations hereunder (subject to the terms of Section 3.02 above) will not conflict with, or result in any violation of or default under, any provision of any agreement (including any restrictive covenant such as a non-compete agreement) or other instrument to which such Limited Partner is a party or by which such Limited Partner or any of such Limited Partner’s assets are bound, or any judgment, decree, statute, order, rule or regulation applicable to such Limited Partner or such Limited Partner’s assets.

(c) Access to Information. Such Limited Partner has carefully reviewed this Agreement. Such Limited Partner has been provided an opportunity to ask questions of, and such Limited Partner has received answers thereto satisfactory to such Limited Partner from, the Partnership and its representatives regarding such documents and the terms and conditions of the offering of Units, and such Limited Partner has obtained all additional information requested by such Limited Partner of the Partnership and its representatives.

(d) Evaluation of and Ability to Bear Risks. Such Limited Partner has such knowledge and experience in financial affairs that such Limited Partner is capable of evaluating the merits and risks of purchasing Units, and such Limited Partner has not relied in connection with this investment upon any representations, warranties or agreements other than those set forth in this Agreement and, in the case of IFMI, those set forth in the Contribution Agreement. Such Limited Partner’s financial situation is such that such Limited Partner can afford to bear the economic risk of holding Units for an indefinite period of time, and such Limited Partner can afford to suffer the complete loss of such Partner’s investment in such Units.

(e) Investment Purpose. Such Limited Partner is acquiring Units pursuant to this Agreement for such Limited Partner’s own account for investment and not with a view to or for sale in connection with any distribution of all or any part of such Units. Such Limited Partner will not, directly or indirectly, Transfer all or any part of such Units (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of all or any part of such Units) except in accordance with the registration provisions of the Securities Act or an exemption from such registration provisions, with any applicable state or non-U.S. securities laws, and with the terms of this Agreement. Such Limited Partner understands that such Limited Partner must bear the economic risk of an investment in Units for an indefinite period of time because, among other reasons, the offering and sale of such Units have not been registered under the Securities Act and, therefore, such Units cannot be sold other than through a privately negotiated transaction unless it is subsequently registered under the Securities Act or an exemption from such registration is available. Such Limited Partner also understands that sales or Transfers of such Units are further restricted by the provisions of this Agreement, and may be restricted by other applicable securities laws.

Section 3.04 Liability of the Partners.

(a) Except as otherwise expressly provided in the Act, the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Partnership, and a Limited Partner shall not be obligated personally for any such debt, obligation or liability of the Partnership solely by reason of being a Limited Partner.

(b) The General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership to the extent required under the Act. Neither the General Partner nor any of its Affiliates (other than the Partnership), nor any Limited Partner shall be liable for the return of the capital contributions of any Limited Partner, and each Limited Partner hereby waives any and all claims that it may have against the General Partner or any Affiliate thereof (other than the Partnership) and the other Limited Partners in this regard.

Section 3.05 Limited Rights of Limited Partners. The following provisions shall apply with respect to each Limited Partner:

(a) The rights of a Limited Partner shall be limited solely to (i) such Limited Partner’s right to receive distributions and allocations in respect of such Limited Partner’s Units and Capital Account as set forth in this Agreement and (ii) such other rights as are otherwise expressly provided for in this Agreement, in a Limited Partner’s Supplementary Agreement and under the Act; and

(b) No Limited Partner, acting in such Partner’s capacity as a Limited Partner shall (i) be deemed to have any fiduciary or other duties to any Limited Partner other than the duty to act in good faith or (ii) be obligated to do or perform any act or thing in connection with the Business or the Partnership not expressly set forth in this Agreement.

Section 3.06 Power of Attorney. Provided that the applicable action or decision set forth below has been approved in accordance with Article IV, each of the Partners hereby appoints the General Partner, or any Partners then acting as the general partner of the Partnership, with power of substitution as such Limited Partner’s true and lawful representative and attorney-in-fact, in such Limited Partner’s name, place and stead to make, execute, sign, acknowledge, swear to and file:

(a) any and all instruments, certificates and other documents which may be deemed necessary or desirable to effect the winding-up and termination of the Partnership; and

(b) any business certificate, fictitious name certificate, amendment thereto, or other instrument or document of any kind necessary or desirable to accomplish the business, purpose and objectives of the Partnership, or required by any applicable federal, state or local law.

The power of attorney hereby granted by each of the Partners is coupled with an interest, is irrevocable, and shall survive, and shall not be affected by, the subsequent death, disability, incapacity, adjudication of incompetency, termination, bankruptcy or insolvency of such Partner; provided, however, that such power of attorney shall terminate upon the substitution of another Partner for all such Partner’s Units or upon the complete withdrawal of such Partner as a partner of the Partnership.

Section 3.07 Bankruptcy, Dissolution, Removal, Withdrawal, Admission or Resignation of a Partner. The bankruptcy, dissolution, removal, admission, withdrawal or resignation of a Partner shall not in and of itself cause a dissolution or termination of the Partnership.

Section 3.08 Associated Partners. Except as otherwise agreed to in writing by the General Partner: (i) an Associated Partner shall be deemed to take the same actions and make the same consents and elections with respect to its Units as its related Partner, including, without limitation, any election to withdraw from the Partnership; and (ii) each Associated Partner shall have the same obligations, including, without limitation, the Restrictive Covenants, and be subject to the same terms as its related Partner as set forth in this Agreement as well as in the related Partner’s Supplementary Agreement.

ARTICLE IV

Management of the Partnership

Section 4.01 General. The management of the Partnership shall be vested exclusively in the General Partner. Except as otherwise expressly provided in this Agreement, the General Partner shall have the authority, on behalf of the Partnership, to take any action or make any decisions on behalf of the Partnership under this Agreement, to carry out any and all of the purposes of the Partnership set forth in Section 2.04 and to perform all acts and enter into and perform all contracts and other undertakings which it may deem necessary or advisable or incidental thereto including, without limitation, to:

(i) manage and direct the business affairs of the Partnership, including without limitation, accounting, compliance and other relevant policies and procedures;

(ii) borrow or raise monies on behalf of the Partnership, and, from time to time, without limitation as to amount or manner and time of repayment, issue, accept, endorse and execute promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and secure the payment of such or other obligations by mortgage upon, or hypothecation or pledge of, all or part of the property of the Partnership, whether at the time owned or thereafter acquired;

(iii) lend, with or without security, any securities, instruments or other property of the Partnership, including by entering into reverse repurchase agreements and total rate of return swaps;

(iv) acquire, own, lease, sublease, manage, hold, deal in, control or dispose of any interests or rights in real or personal property;

(v) open, trade and otherwise conduct accounts with brokers and dealers;

(vi) open, maintain and close bank accounts and brokerage accounts and draw checks or other orders for the payment of monies in respect thereof;

(vii) do any and all acts on behalf of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any Person, including, without limitation, the voting of securities, participation in arrangements with creditors, the institution, defense and settlement or compromise of suits and administrative proceedings and other like or similar matters;

(viii) make capital expenditures or incur any commitments for capital expenditures;

(ix) enter into, amend or terminate any contract;

(x) sell, lease, pledge or otherwise dispose of all or any of the assets of the Partnership;

(xi) take any action to merge or consolidate with or into any other entity, or dissolve, liquidate or wind up the Partnership;

(xii) organize one (1) or more corporations, partnerships or other entities formed to hold record title, as nominee for the Partnership, to securities or funds attributable to the Partnership;

(xiii) engage personnel, whether part-time or full-time, consultants, attorneys and independent accountants or such other Persons as the General Partner may deem necessary or advisable;

(xiv) authorize any Partner, officer, employee, committee or other agent of the Partnership to act for and on behalf of the Partnership in all matters incidental to the foregoing;

(xv) amend this Agreement subject to the requirements of Section 14.02;

(xvi) admit or require the withdrawal of any Partners and determine the Profit Units with respect to any Source and Equity Units to be issued to or repurchased from the Partners in accordance with the terms of this Agreement;

(xvii) enter into a Supplementary Agreement with respect to any Partner;

(xviii) make distributions to the Partners;

(xix) permit the Transfer of a Partner’s Units in accordance with the terms of this Agreement;

(xx) make a determination to dissolve the Partnership; and

(xxi) carry on any other activities necessary to, in connection with, or incidental to any of the foregoing or the Partnership’s management and other activities.

Section 4.02 General Partner as Agent. The General Partner, to the extent of its powers set forth in this Agreement, is an agent of the Partnership for the purpose of the Partnership’s business, and the actions of the General Partner taken in accordance with this Agreement shall bind the Partnership. The General Partner may authorize any Partner, officer, employee or other agent to act for and on behalf of the Partnership.

Section 4.03 Ability to Bind the Partnership. Unless otherwise expressly provided herein, the General Partner shall have the authority (a) to execute and deliver, in the name and on behalf of the Partnership, without limitation, checks, drafts, orders, instructions, trade orders, contracts, commitments, conveyances of real estate, leases, notes, documents evidencing lending or borrowing, or any other agreements, documents and instruments; and (b) to take any and all actions on behalf of the Partnership pursuant to this Agreement.

Section 4.04 Officers.

(a) The General Partner may appoint such officers of the Partnership as the General Partner deems appropriate and may authorize such officers to act for and on behalf of the Partnership to the extent of the General Partner’s authority to so act. Any officer so designated and approved shall have such authority and title and perform such duties as the General Partner may, from time to time, delegate to such officer. No officer need be a Partner, a Delaware resident or a United States citizen. Designation and approval of a Person as an officer of the Partnership shall not of itself create any contractual rights.

(b) Any officer of the Partnership may be removed as such, with or without cause, for any reason or for no reason, by the General Partner. Any officer of the Partnership may resign as such at any time upon written notice to the Partnership. Such resignation shall be made in writing and shall take effect at the time specified therein or, if no time is specified therein, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

(c) Officers of the General Partner shall be appointed as set forth in the Operating Agreement.

Section 4.05 No Participation in Management by Limited Partners. Except as otherwise expressly provided in this Agreement, the Limited Partners in their capacities as such shall not take part in the management or control of the Partnership or its management of other activities, transact any business in the Partnership’s name or have the power to sign documents for or otherwise bind the Partnership.

Section 4.06 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner or of a duly authorized Partner, officer, employee or other agent of the Partnership or the General Partner, to the effect that such Person is, as applicable, the General Partner or acting as and upon the power and authority of the General Partner or upon the power and authority of any other Partner or any officer, as delegated to such Partner or officer by the General Partner as set forth in this Agreement or the Operating Agreement.

Section 4.07 Reliance by the General Partner. The General Partner and any duly authorized Partner, officer, employee or other agent of the Partnership may rely, and shall be protected in acting or refraining from acting, upon any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

Section 4.08 Expenses.

(a) Subject to Section 6.3 of the Contribution Agreement, the Partnership shall be responsible for paying, and the General Partner shall pay directly out of Partnership funds, all reasonable costs and expenses incurred in connection with the business of the Partnership, including, without limitation, any out-of-pocket expenses of the Partners incurred in connection with the business of the Partnership in accordance with the Partnership’s expense reimbursement policy, liability and other insurance premiums, expenses incurred in the preparation of financial reports and any legal, accounting and other professional fees and expenses.

Section 4.09 Standards for Actions by the General Partner.

(a) Unless otherwise specified in this Agreement, any determination, decision, consent, vote or judgment of, or exercise of discretion by, or action taken or omitted to be taken by, the General Partner under this Agreement shall be made, given, exercised, taken or omitted as the General Partner shall determine in its sole and absolute discretion, whose determination shall be final, conclusive and binding as to all Partners.

(b) In connection with the foregoing, the General Partner and any Partner or officer shall be entitled to rely in good faith on the provisions of this Agreement and on opinions, reports or statements (including financial statements, books of account any other financial information, opinions, reports or statements as to the value or amount of the assets, liabilities, profits or losses of the General Partner and the Partnership) of the following other Persons or groups: (i) one or more officers or employees of such Limited Partner or the General Partner or the Partnership, (ii) any legal counsel, certified public accountants or other Persons employed or engaged by such Limited Partner, the General Partner or the Partnership, or (iii) any other Person who has been selected with reasonable care by or on behalf of such Limited Partner, or the Company or the Partnership, in each case as to matters which such relying Person reasonably believes to be within such other Person’s professional or expert competence.

(c) Subject to, and as limited by, the provisions of this Agreement, the General Partner and the officers, in the performance of their duties as such, shall owe to the Company, its Members, the Partnership and its Limited Partners duties of loyalty and due care with respect to the management and operation of the Partnership of the type owed under law by directors and officers of a business corporation incorporated under the General Corporation Law of the State of Delaware; provided, however, that the doctrine of corporate opportunity or any analogous doctrine shall not apply to the officers that are also officers of IFMI or the General Partner with respect to opportunities that arise in businesses that are not Competing Businesses (as defined in the Contribution Agreement).

(d) Neither the General Partner nor any officer shall be liable to the Partnership or any Limited Partner for any act or omission (including any breach of duty (fiduciary or otherwise)), including any mistake of fact or error in judgment taken, suffered or made by such Person if such Person acted in good faith and in a manner such Person reasonably believed to be in or not opposed to the best interests of the Partnership and which act or omission was within the scope of authority granted to such Person; provided that such act or omission did not constitute fraud, willful misconduct, bad faith or gross negligence in the conduct of such Person’s office.

(e) The General Partner shall not be liable to the Partnership or any Limited Partner for monetary damages for breach of fiduciary duty as the General Partner; provided that the foregoing shall not eliminate or limit the liability of the General Partner: (i) for any breach of such General Partner’s duty of loyalty to the Partnership or its Limited Partners (as such duty is modified pursuant to the terms of this Agreement); (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law; or (iii) for any transaction from which the General Partner derived an improper personal benefit.

Section 4.10 Removal and Replacement of the General Partner. The General Partner, without its written consent, may not be removed as General Partner or be reclassified as a Limited Partner.

Section 4.11 Management Availability. For so long as IFMI owns a majority of the outstanding Units, upon the written request of the Chairman of IFMI Parent, the Partnership shall make available the executive officers of the Partnership (including by teleconference) to meet with officers of IFMI Parent during normal business hours and upon reasonable advance notice, and the board of directors of IFMI Parent, including, without limitation, attendance (in person or by teleconference), from time to time, at regularly scheduled board and senior management meetings.

Section 4.12 Compliance with Securities and National Stock Exchange Laws, Rules and Regulations. Notwithstanding anything in this Agreement to the contrary, so long as IFMI Parent is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and is required by applicable laws, rules, regulations or stock exchange requirements to disclose, or include in its periodic reports, information regarding the Company, the Partnership and/or the Partnership Subsidiaries, the General Partner shall, and shall cause the Partnership and the Partnership Subsidiaries to: (a) comply with all applicable federal securities laws and national securities exchange rules and regulations; (b) except to the extent compliance with this clause (b) conflicts with policies and procedures adopted by an entity in which the financial statements of the Company or the Partnership are consolidated, be bound by all policies and procedures adopted, from time to time, by IFMI Parent to ensure compliance with such laws, rules and regulations; and (c) assist and provide IFMI with all information regarding the Partnership and the Partnership Subsidiaries that IFMI requests in connection with any disclosures deemed necessary or appropriate by IFMI regarding the Partnership and the Partnership Subsidiaries, including, but not limited to: (i) disclosure of the Partnership’s financial condition and results of operations (including, as deemed necessary by IFMI, as a separate reportable segment or as part of another reportable segment); (ii) disclosures in press releases, earnings releases and investor presentations; and (iii) disclosure of financial statements and pro forma financial information required by Form 8-K in connection with the admittance of IFMI as a Limited Partner of the Partnership.

ARTICLE V

Issuance of Units; Compensation; Loans

Section 5.01 Issuance of Units.

(a) Subject to Section 4.09 of the Operating Agreement and Section 10.03 hereof, the Partnership may issue Profit Units, Equity Units or other types or classes of Units to Partners at such times and on such terms as the General Partner shall determine.

(b) With respect to Profit Units, Profit Units may be issued with respect to all Sources or different Sources. The Profit Units issued to the Limited Partners with respect to all Sources and each Source shall equal ninety-nine percent (99%) of the total number of Profit Units issued by the Partnership. One percent (1%) of the total number of Profit Units shall be issued to the General Partner.

(c) An Equity Unit shall represent a portion of Capital Net Income and Asset Sale Proceeds allocated to a Partner or Unit Sale Proceeds in which such Partner participates, as the case may be. The Equity Units of all Partners shall equal one hundred percent (100%) of the total number of Equity Units issued by the Partnership.

(d) The Subscription Commitment, if any, Unit Price (and resulting Capital Account balance) and issuance of Units to each Partner shall be set forth in the books and records of the Partnership.

(e) A Partner shall not be obligated to purchase additional Units, except as provided in such Partner’s Subscription Commitment, if any, or Supplementary Agreement, except as provided in Section 7.02(g)(ii) (with respect to taxes withheld or paid on behalf of such Partner), or as otherwise agreed to by such Partner in writing.

(f) Except as expressly agreed to by a Partner and the General Partner, a Partner shall not have any obligation to the Partnership or to any other Partner to restore any negative balance in its Capital Account by making additional capital contributions with respect to such Partner’s Units, or otherwise.

(g) The Partnership hereby irrevocably elects that all Units shall be securities governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and each other applicable jurisdiction. Each certificate evidencing Units, if any, shall bear the following legend: “This certificate evidences Units in PrinceRidge Holdings LP and shall be a security governed by Article 8 of the Uniform Commercial Code as in effect in the State of Delaware and, to the extent permitted by applicable law, Article 8 of the Uniform Commercial Code of each other applicable jurisdiction.”

Section 5.02 Adjustment of Profit Units and Equity Units.

(a) Each Partner shall initially hold the number of Profit Units and Equity Units indicated in the books and records of the Partnership and/or in its Supplementary Agreements.

(b) The General Partner may, at any time, as provided in this Agreement, increase or decrease the number of Profit Units and/or Equity Units held by a Partner to reflect changes in the Partner’s relevant Capital Account and Sub-Capital Account balances.

(c) After the repurchase of a Limited Partner’s Units, such Limited Partner shall not be entitled to any allocation of Net Income or Net Losses with respect to Profit Units, or to Sale Proceeds, with respect to Equity Units, as applicable.

Section 5.03 Issuance of Senior Securities. Subject to Section 4.09 of the Operating Agreement and Section 10.03 hereof, the General Partner may issue one or more classes of Units that have priority over any other Units then in issue, either as to the return of the amount of a Partner’s capital or as to any allocation of any item of income, gain, loss, deduction or credit of the Partnership.

Section 5.04 Guaranteed Payments. Subject to Section 13.03, at the discretion of the General Partner, or as provided in a Supplementary Agreement or separate written agreement, the Partnership may make a guaranteed payment to any Partner who is also an employee of the Company or the Partnership.

Section 5.05 Loans.

(a) Without the consent of the General Partner and except as provided in Section 5.05(b), the Partnership shall not make loans to any Partner.

(b) Notwithstanding anything in this Agreement to the contrary, after the later of (x) September 30, 2011 or (y) the earlier of (1) the Final Closing (as defined in the Contribution Agreement) or March 31, 2012, each Partner shall be entitled to borrow from the Partnership up to 30% of the balance of their Capital Account; provided, however, that (i) such borrowing Partner shall provide at least 45 days prior notice of the intent to exercise this borrowing option, (ii) a determination by the General Partner shall be made that such loan would not cause material harm to the Company or the Partnership, (iii) any such loan would have a maximum term of 1 year and would accrue at an interest rate per annum equal to ten percent (10%), and (iv) any such loan would be subject to the receipt of all necessary regulatory approvals and compliance with applicable law. All loans made to Partners pursuant to this Section 5.05 shall (i) be secured by a first priority security interest in such Partner’s Capital Account and (ii) while the loan is outstanding, reduce the amount of such Partner’s Profit Units (for purposes of Net Income allocations or distributions) in proportion to the amount of such Partner’s Capital Account that was borrowed against. The General Partner shall have the right to cause any Partner receiving a loan to execute and deliver any documentation the General Partner reasonably deems necessary to evidence and secure such loan. Each Partner shall have the ability to exercise the borrowing option provided in this Section 5.05(b) once in any two (2) year period.

(c) Without the consent of the General Partner, no Partner shall make loans or advance money to the Partnership. Subject to Section 13.03 of the Operating Agreement, if any Partner makes any loan to the Partnership or advances money on behalf of the Partnership, the amount of any such loan or advance shall not be treated as a capital contribution to the Partnership, but shall be a debt due from the Partnership. Subject to Section 13.03 of the Operating Agreement, the amount of any such loan or advance by a lending Partner shall be repayable by the Partnership and shall bear interest on the terms and at the rate agreed between the Partnership and the lending Partner.

(d) No Partner shall be obligated to make any loan or advance to the Partnership absent an agreement between the Partner and the Partnership to make a loan or advance to the Partnership.

ARTICLE VI

Capital Accounts of Partners and Operation Thereof

Section 6.01 Capital Accounts.

(a) There shall be established for each Partner on the books of the Partnership a Capital Account, which shall be maintained and adjusted as provided in this Article VI. The Capital Account of a Partner shall be credited with (x) the amount of all cash contributed by such Partner for such Partner’s Units, (y) the fair value of any property contributed by such Partner to the Partnership (net of any liabilities secured by such property that the Partnership is considered to assume or take subject to under Section 752 of the Code) for such Partner’s Units, and (z) the amount of repayment, when repaid, of any loan made to such Partner pursuant to Section 5.05(b) hereof. The Capital Account of a Partner shall be credited with any amount credited to such Capital Account pursuant to this Article VI, and debited by (i) the amounts debited to such Capital Account in accordance with this Article VI, (ii) the amount of any cash distributed to such Partner from such Capital Account in accordance with Article VII or in connection with the repurchase of Units, (iii) the fair value of any asset distributed in kind to such Partner from such Capital Account pursuant to Article VII (net of any liabilities secured by such asset that such Partner is considered to assume or take subject to under Section 752 of the Code) or in connection with the repurchase of Units and (iv) the amount of any loan made to such Partner pursuant to Section 5.05(b) hereof. The Capital Account of each Partner also shall be adjusted appropriately to reflect any other adjustment required pursuant to Treasury Regulations Section 1.704-1 or 1.704-2. Notwithstanding the foregoing, nothing herein shall affect the terms of Article II of the Contribution Agreement.

(i) The General Partner may establish for any Partner a sub-capital account of any Capital Account (each, a “Sub-Capital Account”) to account for Net Income and Net Loss from any Source, or for any other purpose. A Sub-Capital Account generally shall be maintained and adjusted in the same manner as a Capital Account, as provided in this Agreement.

(b) Upon the occurrence of any event specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), the General Partner may cause the Capital Accounts of the Partners to be adjusted to reflect the fair value of the Partnership’s assets at such time (as determined by the General Partner) in accordance with such Regulation. In such event, income, gain, loss and deductions realized thereafter shall be computed in accordance with Treasury Regulations Section 1.704-1(b)(2)(iv)(g).

Section 6.02 General Allocations. As of the close of business on the last day of the relevant Accounting Period, subject to Section 6.03 hereof, allocations to the Partners shall be made as follows:

(a) Net Income and Net Loss, other than Capital Net Income and Capital Net Loss, shall be credited or debited, as applicable, to the Capital Accounts of the Partners pro rata in proportion to such Partners’ Profit Units (taking into account the reduction of any Partner’s outstanding Profit Units pursuant to a loan made by the Company to such Partner pursuant Section 5.05(b) hereof) as of the last day of the applicable Accounting Period for which such Net Income was earned or such Net Loss was determined; provided that, notwithstanding the foregoing, Net Income and Net Loss, other than Capital Net Income and Capital Net Loss, attributable to a specific Source for such Accounting Period shall be credited or debited, as applicable, to the Capital Accounts or Sub-Capital Accounts, as applicable, of the Partners holding Profit Units issued with respect to such Source pro rata in proportion to such Profit Units.

(b)(i) Any Capital Net Income shall be credited to the Capital Accounts of the Partners as follows:

(A) any Capital Net Income attributable to the sale of one hundred percent (100%) of the Partnership’s assets shall be allocated with respect to each increment of Threshold Value pro rata among the Capital Accounts of the Partners entitled to participate in such increment of Threshold Value in proportion to such Partners’ Equity Units; and

(B) any Capital Net Income attributable to a sale of less than one hundred percent (100%) of the Partnership’s assets shall be allocated to the Capital Accounts of the Partners pursuant to Section 6.02(b)(i)(A); provided, however, that for the purpose of this Section 6.02(b)(i)(B), each Threshold Value that has been determined up to that time shall be multiplied by the percentage of the Partnership’s assets being sold.

(ii) Any Capital Net Loss shall be allocated among the Capital Accounts of the Partners pro rata in proportion to such Partners’ Equity Units.

(c) Notwithstanding anything herein to the contrary, any taxes that are paid by the Partnership or any entity in which the Partnership owns any direct or indirect interest with respect to any item of Net Income (or, otherwise, any income or gain) allocable, or otherwise attributable to, one or more Partners (including on account of a Partner’s resident or non-resident status) shall be credited against and reduce (without duplication) the amounts otherwise distributable or payable to such Partner. For the avoidance of doubt, any entity-level tax of the Partnership or any entity in which the Partnership owns any direct or indirect interest such as the New York City Unincorporated Business Tax or the employer portion of the Medicare tax shall be treated as a Partnership expense and allocated pro rata among the Partners. If any Partner receives a refund with respect to such entity-level taxes that should have been paid to the Partnership or any entity in which the Partnership owns any direct or indirect interest, such Partner shall contribute such refund to the Partnership without the receipt of any Units or other interest in the Partnership or any entity in which the Partnership owns any direct or indirect interest.

Section 6.03 Special Allocations.

(a) Section 704(b) Allocation Limitations. Notwithstanding Section 6.02, special allocations of income and gain or specific items of income or gain may be specially allocated for any Fiscal Year (or other period) as follows:

(i) Minimum Gain Chargeback. The General Partner shall allocate items of income and gain among the Partners at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulations Sections 1.704-2(f) and 1.704-2(i)(4).

(ii) Qualified Income Offset. The General Partner shall specially allocate items of income and gain when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

(iii) Nonrecourse Deductions. The General Partner shall allocate any “nonrecourse deductions,” as defined in Treasury Regulations Section 1.704-2(b)(1), of the Partnership among the Partners in a manner which complies with the requirements of Treasury Regulations Section 1.704-2(e).

(iv) Adjusted Capital Account Deficit.

(A) Notwithstanding any other provision of this Agreement, losses (or items of deduction as computed for book purposes) shall not be allocated to a Limited Partner to the extent that such Partner has or would have, as a result of such allocation, an Adjusted Capital Account Deficit. As used herein, a Limited Partner’s “Adjusted Capital Account Deficit” shall mean and refer to such Limited Partner’s Capital Account, increased by any amounts which such Limited Partner is obligated to restore pursuant to the terms of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), and reduced by any adjustments, allocations or distributions described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6). Any loss (or items of deduction as computed for book purposes) which otherwise would be allocated to a Limited Partner, but which cannot be allocated to such Limited Partner because of the application of the immediately preceding sentence, shall instead be allocated to the other Partners in accordance with their respective Capital Account balances, subject to the limitation imposed by the immediately preceding sentence. If no Limited Partner would receive such an allocation without creating an Adjusted Capital Account Deficit, all such losses or items shall be allocated to the General Partner.

(B) Notwithstanding Section 6.02, Net Income or items thereof otherwise allocable to a Limited Partner who was not eligible to be allocated losses or deductions under clause (A) above, shall first be allocated 100% to the Partners in the amount necessary to reverse, in reverse chronological order, on a cumulative basis and without duplication, any amounts allocated to such Partners pursuant to the last two sentences of clause (A), such allocations to be made pro rata based on the amounts previously allocated to such Partners pursuant to the last two sentences of clause (A).

(b) Adjustment of Allocations. In the event that the General Partner reasonably determines that the allocations otherwise required pursuant to Section 6.02 or 6.03(a) would not properly reflect the economic arrangement of the Partners or would otherwise cause any inequitable or onerous result for any Partner, then, notwithstanding any provision in this Agreement to the contrary, the General Partner may adjust such allocations in such manner as the General Partner reasonably determines to be required to prevent such result.

Section 6.04 Liabilities. Liabilities shall be determined in accordance with generally accepted accounting principles applied on a consistent basis; provided, however, that the General Partner may provide reserves or holdback amounts from distributions for estimated accrued expenses, liabilities or contingencies, whether or not in accordance with generally accepted accounting principles; provided that, the establishment of any reserves or holdback amounts that are not in accordance with generally accepted accounting principles shall require unanimous approval of the Board of Managers of the Company.

Section 6.05 Goodwill. Except as required by generally accepted accounting principles, no value shall be placed on the name or goodwill of the Partnership, except as determined pursuant to Sections 6.02(b), 7.02(b) and 10.01.

Section 6.06 Allocation of Income and Loss for Tax Purposes. The Partnership’s ordinary income and losses, capital gains and losses and other items as determined for federal income tax purposes (and each item of income, gain, loss or deduction entering into the computation thereof) shall be allocated to the Partners in the same proportions as the corresponding “book” items are allocated pursuant to Sections 6.02 and 6.03. Notwithstanding the foregoing sentence, federal income tax items relating to any Section 704(c) Property shall be allocated among the Partners pursuant to the principles of Section 704(b) and 704(c) of the Code and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e), to take into account the difference between the fair value and the tax basis of such Section 704(c) Property, as of the date of its revaluation pursuant to Section 6.01(b) of this Agreement or its contribution to the Partnership. Items described in this Section 6.06 shall neither be credited nor charged to the Partners’ Capital Accounts.

Section 6.07 Determination by the General Partner of Certain Matters. All matters concerning: (i) valuations; (ii) the determination and calculation, and the allocation to and among the Partners, of taxable income, deductions, credits, Net Income, Net Losses and other items of Partnership income, gain, loss, deductions and credits (including taxes thereon); (iii) tax accounting procedures and methods; and (iv) the operation of Article VI hereof, shall all be determined by the General Partner.

Section 6.08 Adjustments by the General Partner to Take Account of Certain Events. In the event that a Partner is admitted to, or withdraws from, the Partnership other than at the end of the Partnership’s Fiscal Year, allocations among the Partners and accounting procedures shall be determined by the General Partner.

ARTICLE VII

Repurchase of Units; Distributions on Units

Section 7.01 Repurchase of Units. Subject to Section 4.09 of the Operating Agreement, upon the consent of the General Partner and the consent of the affected Individual Partner, the Partnership may repurchase the Units of any Individual Partner at any time. No Limited Partner shall have the right to have the Partnership repurchase such Limited Partner’s Units or to withdraw capital from the Partnership, except in connection with such Limited Partner’s withdrawal from the Partnership in accordance with Article VIII. The price at which the Partnership shall repurchase Units from a Partner shall be the Unit Price.

Section 7.02 Distributions. Subject to Section 4.09 of the Operating Agreement, distributions shall be made to each Partner at the times and in the amounts determined by the General Partner, and if and when declared by the General Partner, shall be made as follows:

(a) Net Income.

(i) Distributions of Net Income (other than Capital Net Income) shall be made to the Partners pro rata in proportion to such Partners’ Profit Units (taking into account the reduction of any Partner’s outstanding Profit Units pursuant to a loan made by the Company to such Partner pursuant Section 5.05(b) hereof); provided, that, notwithstanding the foregoing, Net Income (other than Capital Net Income) attributable to a specific Source shall be distributed to the Partners holding Profit Units issued with respect to such Source pro rata in proportion to such Profit Units.

(b) Sale Proceeds.

(i) Proceeds of Sale of Assets (Capital Event–Full). Asset Sale Proceeds distributed in connection with a sale or other disposition of one hundred percent (100%) of the Partnership’s assets that does not lead to a liquidation of the Partnership shall be distributed to the Partners in accordance with, and in proportion to, their respective Equity Units. Such distribution shall be made, with respect to each increment of Threshold Value, pro rata among the Partners entitled to participate in such increment of Threshold Value in accordance with the Partners’ Equity Units.

(ii) Proceeds of Sale of Assets (Capital Event–Partial). Asset Sale Proceeds attributable to a sale of less than one hundred percent (100%) of the Partnership’s assets shall be distributed to the Partners pursuant to Section 7.02(b)(i); provided, however, that for the purpose of this Section 7.02(b)(ii), each of the Threshold Values that have been determined up to that time shall be multiplied by the percentage of the Partnership’s assets being sold.

(c) Mandatory Distributions. Notwithstanding the foregoing and other than as provided for by the General Partner in accordance with Section 4.09(i) of the Operating Agreement, if there is Net Income, 50% of such Net Income shall be distributed (a “Mandatory Distribution”) to the Partners in accordance with, and in proportion to, their respective Profit Units or Equity Units, as applicable (but without duplication). The amount of any Mandatory

Distributions shall be determined by the General Partner at the end of each fiscal quarter; provided, however, that the net sum of the Mandatory Distributions, if any, for each fiscal quarter shall be distributed to the Partners within 45 days after the end of each fiscal year. In determining a Partner’s rights to distributions pursuant to Sections 7.02(a) and (b) (including by reason of the application of Section 11.04), distributions received by such Partner pursuant to this Section 7.02(c) shall be taken into account as if received pursuant to Sections 7.02(a) and (b) (including by reason of the application of Section 11.04).

(d) Intentionally omitted.

(e) Other Distributions. Subject to Section 4.09 of the Operating Agreement and Section 11.04, distributions of amounts not covered by Sections 7.02(a), 7.02(b), 7.02(c) or 7.02(f) shall be distributed to the Partners as determined by the General Partner.

(f) Distributions In Kind.

(i) At the discretion of the General Partner, the Partnership may distribute any assets in kind. If cash and property are to be distributed in kind simultaneously, the Partnership shall distribute such cash and property in kind in proportion to each Partner’s Profit Units and Equity Units.

(ii) For purposes of determining amounts distributable to the respective Partners under this Section 7.02, any property to be distributed in kind shall have the value assigned to such property by the General Partner, and the amount of Net Income or Net Loss that would have been realized had such assets been sold at their fair value shall be allocated to the Capital Accounts of the Partners pursuant to Sections 6.02 and 6.03 of this Agreement immediately prior to such distribution.

(g) Tax Withholding.

(i) The General Partner may withhold and pay over to the Internal Revenue Service (or any other relevant taxing authority) such amounts as the Partnership is required to withhold or pay over, pursuant to the Code or any other applicable law, on account of a Partner’s distributive share of the Partnership’s items of gross income, income or gain.

(ii) For purposes of this Agreement, any taxes so withheld or paid over by the Partnership with respect to a Partner’s distributive share of the Partnership’s gross income, income or gain shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner in accordance with this Agreement (including pursuant to Section 11.04) and reducing the Capital Account of such Partner. If the amount of such taxes is greater than any such distributable amounts, then, notwithstanding anything in this Agreement to the contrary, such Partner and any successor to such Partner’s Units shall, as required by the Board upon the unanimous approval of the Managers, pay the amount of such excess to the Partnership, as a contribution to the capital of the Partnership.

(iii) The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify the Partnership and each of the Partners from any and all damages, costs and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes.

(iv) Notwithstanding anything to the contrary contained in this Agreement, any Supplementary Agreement or any other agreement or arrangement to the contrary, the General Partner may condition the Partnership’s issuance or grant of any vested or unvested Units or other interest in the Partnership to any Person on and upon such Person first (and may cause the Partnership to not so issue or grant any Units or interest in the Partnership until the following conditions are satisfied): (A) furnishing to the Partnership any certification, documentation and other information in connection with such issuance or grant; and (B) paying to the Partnership (or to any such one or more other Person(s) or the Internal Revenue Service or any other federal or any state, local and/or foreign tax, judicial or other governmental authority, agency, body or instrumentality), and/or making adequate provision for the payment to the Partnership of, any and all withholding, income and other taxes, all as (and in such amount that) the General Partner shall determine and require in its sole and absolute discretion.

Section 7.03 Limitations on Distributions and Repurchases of Units. Notwithstanding Sections 7.01, 7.02 and 8.02:

(a) Distributions and repurchases of Units are subject to the provision by the Partnership for (i) all Partnership liabilities in accordance with the Act and (ii) reserves or amounts held back in accordance with this Agreement;

(b) The unused portion of any reserve or amount held back shall be distributed, with interest as determined by the General Partner, after the General Partner has determined that the need therefor shall have ceased;

(c) Distributions shall be made only to the extent of Available Assets; and

(d) Distributions to, and the repurchase of Units from, any Partner are subject to the application of any provision of this Agreement that may result in a Partner not actually receiving the full (or any) amount that the Partner would have otherwise been, in the absence of such provision, entitled to receive pursuant to such distribution or repurchase (such as deductions to repay loans to the Company and the Partnership’s right to offset liabilities or withhold distributions with respect to a Partner).

ARTICLE VIII

Withdrawal from the Partnership

Section 8.01 Withdrawal.

(a) Voluntary Withdrawal. An Individual Partner may Voluntarily Withdraw (i) as of the end of any quarter upon fifteen (15) days’ prior written notice to the General Partner, (ii) to the extent such Individual Partner is a Qualifying PrinceRidge Individual Partner as of the date hereof, and is or becomes a PrinceRidge Manager after the date hereof, upon any event or series of events that results in such person no longer being deemed a Qualifying PrinceRidge Individual Partner and subsequent to such event such person ceases to be a Member of the Board, and (iii)at any other time with the consent of the General Partner. So long as IFMI owns a majority of the outstanding Units, IFMI may Voluntarily Withdraw only with the unanimous consent of the Board. In the event that IFMI no longer owns a majority of the outstanding Units, (a) IFMI may Voluntarily Withdraw as of the end of any quarter upon fifteen (15) days’ prior written notice to the General Partner, (b) at any other time with the unanimous consent of the Board, or (c) so long as there is no more than one (1) IFMI Manager, with the consent of the Board.

(b) Required Withdrawal. Notwithstanding any other provision of this Agreement, the General Partner, upon written notice to an Individual Partner, may require such Individual Partner to withdraw as a partner of the Partnership at any time, for any reason. Except as otherwise determined by the General Partner, an Individual Partner shall be deemed to have requested to Voluntarily Withdraw upon such Individual Partner becoming an Inactive Partner.

(c) Required Sale. In the event that (i) any Limited Partner owning a majority of the then outstanding Units (or its parent or subsidiary) is indicted (and such indictment is not quashed within 90 days) for a criminal violation of any securities laws (including the Securities Act of 1933, the Securities Act of 1934 or the Investment Advisers Act of 1940), and (ii) the Board of Managers of the Company (other than the Managers designated by such Limited Partner) reasonably determines that such indictment has had or would reasonably be expected to have a quantifiable material adverse effect on the Business, such Limited Partner shall be required within 150 days of receipt of such determination by the Board to sell a number of Units (if any) to a third-party such that such Limited Partner will own less than 50% of the outstanding Units. Approval of any sale pursuant to this Section 8.01(c) shall not be unreasonably withheld or delayed.

(d) Withdrawal Pursuant to Termination and Separation Agreement. Reference is made to the Recitals and Section 3.01 of the Termination and Separation Agreement, and for purposes of this Section 8.01(d), capitalized terms without definition shall have the meanings ascribed to them in the Termination and Separation Agreement. Notwithstanding any other provisions of this agreement, in the event that FINRA denies its Consent to any one of the CMAs after the consummation of the Interim Closing, then beginning on the Termination Date, the Partnership and IFMI shall, and shall cause their respective Affiliates to, as promptly as practicable, effect the withdrawal of IFMI from each of the Company and the Partnership.

(e) Withdrawal Date. The “Withdrawal Date” of a Limited Partner shall be the date on which all of the Limited Partner’s Units have been repurchased by the Partnership or the Limited Partner otherwise no longer holds any Units of the Partnership (e.g., in the case of a Transfer permitted in accordance with this Agreement).

Section 8.02 Repurchase of Units in Connection with Withdrawal.

(a) Subject to Section 4.09 of the Operating Agreement, in connection with the withdrawal of a Partner from the Partnership, the Partnership shall repurchase such Partner’s Units for the aggregate Unit Price with respect to such Partner’s Units; provided, that, except in the case of (x) a withdrawal pursuant to Sections 8.01(a)(ii) or 8.01(b) in connection with which the Partnership must effect within 45 days of such withdrawal such repurchase, or (y) a withdrawal pursuant to Section 8.01(a)(ii) or 8.01(b) where, after giving effect to such withdrawal no PrinceRidge Class A Partner would constitute a Qualifying PrinceRidge Individual Partner, in connection with which the Partnership must effect within 45 days of the later of (1) such withdrawal and (2) the date on which IFMI does not exercise its right to waive or ceases to waive the requirement in Section 4.03(b) of the Operating Agreement such repurchase from all then current PrinceRidge Class A Partners, the Partnership may effect such repurchase in one or more transactions at any time, but in no event before the repayment of any loan made by the Partnership to such Partner pursuant to Section 5.05 of this Agreement, and shall use its commercially reasonable efforts to effect such repurchase no later than the end of the applicable anniversary of the date, as designated below, the Partner gave its notice or was required to withdraw (the “Notice Year”) and shall repurchase no less than the percentages, as designated below, of the Partner’s Units outstanding at the applicable anniversary dates (each, a “Target Minimum Repurchase Amount”) for the aggregate Unit Price with respect to the Units being repurchased on or before the applicable anniversary dates (each a “Target Repurchase Date”):

(A) Subject to the terms of any Supplementary Agreement, in the event of any withdrawal by any Partner prior to the one (1) year anniversary of the of execution of this Agreement and such Partner has not contributed additional capital to the Company, the following Target Minimum Repurchase Amounts and Target Repurchase Dates shall be used:

(i) the last day of the month in which the first anniversary of the date of the notice of withdrawal occurs, 20%;

(ii) the last day of the month in which the second anniversary of the date of the notice of withdrawal occurs, 25%;

(iii) the last day of the month in which the third anniversary of the date of the notice of withdrawal occurs, 33 1/3%;

(iv) the last day of the month in which the fourth anniversary of the date of the notice of withdrawal occurs, 50%; and

(v) the last day of the month in which the fifth anniversary of the date of the notice of withdrawal occurs, 100%.

(B) Subject to the terms of any Supplementary Agreement, in the event of any withdrawal by any Partner (i) subsequent to the one (1) year anniversary of the execution of this Agreement or (ii) at any time after such Partner has contributed additional capital to the Company, the following Target Minimum Repurchase Amounts and Target Repurchase Dates shall be used:

(i) the last day of the month in which the first anniversary of the date of the notice of withdrawal occurs, 33 1/3%;

(ii) the last day of the month in which the second anniversary of the date of the notice of withdrawal occurs, 50%; and

(iii) the last day of the month in which the third anniversary of the date of the notice of withdrawal occurs, 100%.

The aggregate Unit Price with respect to the Units being repurchased shall be paid no later than thirty (30) days after the effective date of each such repurchase.

(b) For the avoidance of doubt, a Partner who has given its notice to withdraw or any Limited Partner who has been required to withdraw by the General Partner shall continue to participate in the Net Income, Net Losses and any Sale Proceeds during the time and to the extent its Units remain outstanding and have not been repurchased by the Partnership.

(c) Notwithstanding Section 8.02(a), in the event that IFMI permits a PrinceRidge Class A Partner that is no longer a Qualifying PrinceRidge Individual Partner to serve on the Board, then the Partnership shall not be required to effectuate the repurchase required by Section 8.02(a)(y) until 45 days after IFMI has revoked, in its sole discretion, its permission for a non-Qualifying PrinceRidge Individual Partner to serve on the Board, so long as such revocation was made in accordance with Section 4.03(b) of the Operating Agreement.

(d) Reference is made to Section 3.01 of the Termination and Separation Agreement, and for purposes of this Section 8.02(d), capitalized terms without definition shall have the meanings ascribed to them in the Contribution Agreement. Notwithstanding Section 8.02(a), in connection with a withdrawal of IFMI pursuant to Section 8.01(d), the Partnership and IFMI shall effect the transactions set forth in the Termination and Separation Agreement.

Section 8.03 Right to Offset. Subject to Section 13.03 of the Operating Agreement, the Partnership shall have the right to offset against any payments due to a Limited Partner any amounts owed to the Partnership by such Limited Partner, including, without limitation, principal and interest on any loans from the Partnership or Company to each Limited Partner.

ARTICLE IX

Transfers of Units

Section 9.01 Transfers of Units.

(a) Except (i) as otherwise expressly provided in this Agreement, including with respect to Section 10.02 and Section 10.03, or as required pursuant to the Contribution Agreement, (ii) Transfers of Units by a Partner for tax or estate planning purposes, and (iii) a pledge as security by IFMI of its Units in connection with any financing arrangement or guarantee in connection therewith (it being understood and agreed that any foreclosure or other Transfer in connection with such arrangements or guarantees shall not be permitted without the unanimous consent of the Board), no Limited Partner shall have the right, directly or indirectly, to Transfer all or any part of its Units without the consent of the General Partner, which consent may be withheld for any reason or for no reason. Any purported direct or indirect Transfer of all or any part of a Unit in contravention of this Section 9.01(a) shall be null and void and of no force and effect.

(b) Notwithstanding anything in this Agreement to the contrary, a Partner may generally Transfer its Units with the consent of the General Partner, only (i) in circumstances in which the tax basis of the Units in the hands of the transferee is determined, in whole or in part, by reference to its tax basis in the hands of the transferor, (ii) to members of the Partner’s immediate family (brothers, sisters, spouse, parents and children), or (iii) as a distribution from a qualified retirement plan or an individual retirement account. The General Partner may permit other Transfers under such other circumstances and conditions as it, in its sole discretion, deems appropriate; provided, however, that prior to any such Transfer, the General Partner shall consult with counsel to the Partnership to ensure that such Transfer will not cause the Partnership to be treated as a “publicly traded partnership” taxable as a corporation.

Section 9.02 Involuntary Transfers; Right of First Refusal. In the event of an Involuntary Transfer of all or any part of a Partner’s Units, such Partner shall immediately give written notice, by registered mail or by hand delivery, to the General Partner (or to the Class A Partners, in the case of the General Partner), which notice shall (A) describe the event constituting the Involuntary Transfer, (B) list the names and addresses of all parties involved, (C) state the Profit Units and Equity Units of the Partner in the Partnership affected by the Involuntary Transfer, and (D) state the amount of any judgment or other indebtedness with respect to which such Involuntary Transfer was suffered. The occurrence of the event which constitutes an Involuntary Transfer shall constitute an offer to the General Partner (or to the Class A Partners, in the case of the General Partner). Upon receipt of such notice by the General Partner (or by the Class A Partners, in the case of the General Partner), it shall have the right to purchase all of the Units then owned by the offeror Partner which shall be necessary to satisfy (as fully as possible) the judgment or other indebtedness for which the Involuntary Transfer was suffered, at the fair value as established by an independent appraiser selected by the General Partner (or by the Class A Partners, in the case of the General Partner).

ARTICLE X

Sale of Units; Monetization Events

Section 10.01 Payment of Unit Sale Proceeds.

(a) Unit Sale Proceeds attributable to a sale of one hundred percent (100%) of the Partners’ Units shall be paid to the Partners with respect to each increment of Threshold Value pro rata among the Partners entitled to participate in such increment of Threshold Value pro rata in proportion to such Partners’ Equity Units.

(b) Unit Sale Proceeds attributable to a sale of less than one hundred percent (100%) of the Partners’ Units shall be paid to the Partners pursuant to Section 10.01(a); provided, however, that for the purpose of this Section 10.01(b), each of the Threshold Values that have been determined up to that time shall be multiplied by the percentage of the Units being sold.

(c) Notwithstanding any other provision of this Agreement, any distribution of Unit Sale Proceeds to any Partner shall first be used for the repayment of any loan made to such Partner in accordance with Section 5.05 of this Agreement.

Section 10.02 Tag Along and Drag Along Rights. The Limited Partners shall have the following rights in connection with a sale of Units of the Partnership:

(a) Transaction Notice. If the General Partner or a Class A Partner receives a bona fide offer from a third party, relating to the purchase, directly or indirectly, by such third party (such third party, a “Third Party Purchaser”) of the General Partner’s and/or Class A Partner’s (the “Selling Partner(s)”) Units, and the General Partner determines to sell (or consent to a Class A Partner’s sale of), such Units and such sale to the Third Party Purchaser is approved by the General Partner (subject to Section 4.09 of the Operating Agreement), the General Partner shall deliver a notice (a “Transaction Notice”) to the Third Party Purchaser, the Selling Partner(s) and the non-selling Partners (the “Passive Partners”) stating that the Selling Partner(s) intends to sell its Units and setting forth the principal terms of such sale, including the portion of such Units to be sold, and the consideration for such sale, as well as the principal conditions to such sale (such subject transaction, the “Underlying Transaction”).

(b) Tag Along Right. Except with respect to a sale pursuant to Section 8.01(c), each Passive Partner shall be entitled to sell to the Third Party Purchaser the same portion (expressed as a percentage) of its Units as is being sold by the Selling Partner(s), on the same terms and conditions as the Selling Partner(s) in the Underlying Transaction, if within thirty (30) days of its receipt of such notice the Passive Partner delivers a notice (a “Purchaser Notice”) to the General Partner stating that it intends to exercise its right to effect such sale (such right, the “Tag Along Right”). Such sale by the Passive Partners, however, shall not occur earlier than ten (10) days after delivery of the Purchaser Notice and only simultaneously with and subject to the Underlying Transaction.

(c) Drag Along Right. The General Partner shall be entitled to require each of the Passive Partners to sell to the Third Party Purchaser the same portion (expressed as a percentage) of its Units as is being sold by the Selling Partner(s) on the same terms and conditions as the Selling Partner(s) in the Underlying Transaction, if the General Partner states in the Transaction Notice that it intends to exercise such right (such right, the “Drag Along Right”); provided that such Passive Partner shall not be required to make any representations or warranties other than with respect to unencumbered title to its Units and the power, authority and legal right to transfer such Units and such Passive Partner shall not be required to provide an indemnity. Such sale by the Passive Partners, however, shall not occur earlier than ten (10) days after delivery of the Transaction Notice and only simultaneously with and subject to the Underlying Transaction.

(d) When calculating the portion of the Unit Sale Proceeds to which a Partner would be entitled for the purpose of a Sale Transaction under this Section 10.02, such sale proceeds shall be paid to each Partner participating in such Sale Transaction based on the amounts each Partner would have received pursuant to Section 10.01.

(i) In the event that the consideration being paid in the Underlying Transaction consists of more than one (1) form of consideration, then each Partner participating in such Underlying Transaction shall receive its pro rata share of each such form of consideration.

Section 10.03 Preemptive Rights.

(a) In the event that, from time to time following the date hereof, the Partnership proposes to sell or issue New Units to any Person, each then-existing Member shall have the right (a “Preemptive Right”) to purchase a pro rata portion of the New Units proposed to be sold or issued equal to the percentage determined by dividing (x) the Units held by each such Limited Partner at the time of such proposed sale or issuance by (y) the aggregate Units in the Partnership at the time of such proposed sale or issuance. Each Limited Partner will be entitled to purchase all or part of such New Units at the same price and on the same terms as such New Units are proposed to be sold or issued by the Company pursuant to this Section 10.03.

(b) Prior to the sale or issuance of any New Units to any Person, the Partnership shall cause to be given to each Limited Partner written notice of the Partnership’s intention to make such sale or issuance (the “Preemptive Notice”). The Preemptive Notice shall set forth the aggregate number of Units to be sold or issued, the proposed purchasers, the proposed date of sale or issuance (which date shall not be less than twenty (20) Business Days after the date of delivery of the Preemptive Notice, the consideration that the Company will receive therefore and all other material terms and conditions of such sale or issuance. Each Limited Partner shall have thirty (30) Business Days (the “Preemptive Notice Window”) from the date of receipt of the Preemptive Notice to agree to purchase up his or her pro rata portion of the New Units offered to such Limited Partner by the Partnership pursuant to this Section 10.03 for the price and upon the terms specified in the Preemptive Notice by giving written notice to the Company and stating therein the quantity of such New Units such Member elects to purchase (the “Preemptive Reply”). In the event that a Limited Partner delivers a Preemptive Reply (such Member, an “Exercising Member”), the Partnership shall sell to such Exercising Member, and such Exercising Member shall purchase from the Partnership, for the consideration and on the terms set forth in the Preemptive Notice the number of Units that such Exercising Member has elected to purchase on the same day the Partnership sells or issues (or would have sold or issued) the Units described in the Preemptive Notice.

(c) In the event that any Limited Partner fails to exercise in full the Preemptive Rights set forth in this Section 10.03 within the Preemptive Notice Window, the Partnership shall have thirty (30) Business Days thereafter to sell or issue the New Units not elected to be purchased under this Section 10.03 at the price and upon terms no more favorable to the purchasers than specified in the Preemptive Notice. In the event that the Company has not sold such New Units within such subsequent thirty (30) Business Day period, the Partnership shall not thereafter sell or issue any New Units without first offering such New Units in the manner provided in this Section 10.03.

Section 10.04 Monetization Events.

(a) General. In the event the General Partner determines to pursue a Monetization Event, the Partners shall, at the request and under the direction of the General Partner, take all actions necessary or desirable to effect any conversion deemed necessary by the General Partner in connection with such Monetization Event (including, without limitation, whether by conversion to a subchapter C corporation, merger or consolidation into any entity, recapitalization or otherwise), giving effect to the same economic and corporate governance provisions contained herein (“Corporate Conversion”).

(b) In the event that a Monetization Event is approved by the General Partner, each Partner shall be deemed hereby to consent to such Monetization Event (including any related Corporate Conversion) and agrees (i) to vote in favor of such transaction, to the extent any such vote is required for the consummation of such transaction (ii) to enter into such agreements, and to make such representations, warranties and indemnities therein, with respect to such Monetization Event, as may be necessary to effectuate such Monetization Event, provided that any such representations, warranties and indemnities shall not disproportionately adversely affect any Partner or Partners without such Partner’s consent, and (iii) that it will, in connection with such Monetization Event, consent to, cooperate with, and raise no objections against the Monetization Event, and shall enter into such transfer, vesting, holdback, forfeiture and other restrictions with respect to equity interests received in connection with such conversion as shall be reasonably required pursuant to the determination of the General Partner. If a Partner fails or refuses to vote as required by this Section 10.04(b), then such Partner hereby grants to the General Partner an irrevocable proxy, coupled with an interest, to vote on behalf of such Partner in accordance with this Section 10.04(b), and, if applicable, hereby appoints the General Partner as its attorney-in-fact, to Transfer its Units in accordance with the terms of this Section 10.04(b). In the event that any Partner fails or refuses to comply with the provisions of this Section 10.04(b), the Partnership and the other Partners may elect to proceed with the Monetization Event notwithstanding such failure or refusal and, in such event and upon tender of the specified consideration to any such Partner, such Partner shall be deemed to have withdrawn at such time.

Section 10.05 Allocation of Sale Proceeds Between the General Partner and the Partnership. For the avoidance of doubt, for purposes of determining the amount of Sale Proceeds allocable to the Partners in connection with any Sale Transaction involving the Partnership, Sale Proceeds paid for assets or Units of the Partnership shall be aggregated and allocated one hundred percent (100%) to the Partnership and zero percent (0%) to the General Partner.

ARTICLE XI

Duration, Winding-Up and Termination of the Partnership

Section 11.01 Term. The term of the Partnership began on the date the Certificate of Limited Partnership of the Partnership was filed, and shall continue until cancellation of the Certificate of Limited Partnership of the Partnership in accordance with this Agreement.

Section 11.02 Dissolution. Subject to Section 4.09 of the Operating Agreement, there shall be a dissolution of the Partnership and its affairs shall be wound up upon the first to occur of any of the following events:

(i) the decision of the General Partner to dissolve the Partnership;

(ii) the entry of a decree of judicial dissolution of the Partnership pursuant to Section 17-802 of the Act or any successor provision thereof; or

(iii) at any time there are no Partners, unless the business of the Partnership is continued in accordance with the Act.

Section 11.03 Winding Up. Upon the dissolution of the Partnership, the General Partner (or any duly designated representative) shall use all commercially reasonable efforts to liquidate all of the Partnership assets and wind up the affairs of the Partnership in an orderly manner; provided that if in the judgment of the General Partner (or such representative) an asset of the Partnership should not be liquidated, the General Partner (or such representative) shall allocate, on the basis of the value of any assets of the Partnership not sold or otherwise disposed of, any unrealized gain or loss based on such value to the Partners’ Capital Accounts as though the assets in question had been sold on the date of such allocation and, after giving effect to any such adjustment, distribute said assets in accordance with Article VII, subject to the priorities set forth in Article VII; provided further, that the General Partner (or such other representative) will attempt to liquidate sufficient Partnership assets to satisfy in cash (or make reasonable provision in cash for) the debts and liabilities referred to in Article VII.

Section 11.04 Final Distribution. After the application or distribution of the proceeds of the liquidation of the Partnership assets in one or more installments to the satisfaction of the liabilities to creditors of the Partnership, including to the satisfaction of the expenses of the winding-up, liquidation and dissolution of the Partnership (whether by payment or the making of reasonable provision for payment thereof), the remaining proceeds, if any, plus any remaining assets of the Partnership shall be distributed to and among the Partners as follows: (i) first, to any Partner (whether an individual or entity) whose aggregate allocations of Net Income (other than Capital Net Income) pursuant to Section 6.02(a) only from and after the date hereof and not otherwise in connection with any Sale Transaction or the Partnership’s dissolution and/or liquidation shall exceed the aggregate prior distributions of the Partnership to such Partner pursuant to Section 7.02(a) and Section 7.02(c), to the extent such distribution under Section 7.02(c) relates to Section 7.02(a) (such Partner’s “Excess Allocation Amount”), until the aggregate amount(s) so distributed to such Partner shall equal such Partner’s Excess Allocation Amount (and if there shall be more than one such Partner having an Excess Allocation Amount, then the foregoing distributions of this clause (i) shall be made in proportion to each such Partner in proportion to their respective Excess Allocation Amounts); and (ii) the balance shall be distributed to the Partners as Asset Sale Proceeds in accordance with Section 7.02(b)(i) (the amount that each Partner would be distributed, such Partner’s “Final Distribution”).

Section 11.05 Time for Liquidation, etc. A reasonable time period shall be allowed for the orderly winding up and liquidation of the assets of the Partnership and the discharge of liabilities to creditors so as to enable the Partnership to seek to minimize potential losses upon such liquidation. The provisions of this Agreement shall remain in full force and effect during the period of winding-up and until the filing of a certificate of cancellation of the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware.

Section 11.06 Cancellation. Upon completion of the foregoing, the General Partner (or any duly designated representative) or such other Person as required by the Act shall execute, acknowledge and cause to be filed a certificate of cancellation of the Certificate of Limited Partnership of the Partnership with the Secretary of State of the State of Delaware. The provisions of this Agreement shall remain in full force and effect during the period of winding-up and until the filing of such certificate of cancellation.

Section 11.07 Final Allocations. Notwithstanding anything herein to the contrary, the Partnership’s income, gain, losses, deductions and credits for the Fiscal Year or other period in which the Partnership dissolves and liquidates shall be allocated to and among the Partners in a manner such that the Capital Account balance of each Partner, immediately after giving effect to such allocations, shall, as nearly as possible, equal such Partner’s Final Distribution. For purposes of this Section 11.07, the allocation provisions contained in this Agreement are intended to produce a final Capital Account balance for each Partner (such Partner’s “Target Final Balance”) that is equal to such Partner’s Final Distribution and that to the extent that the Partnership determines that the allocation provisions of this Agreement would not produce the Target Final Balance for any Partner, then this Agreement shall be automatically amended, and allocations of items of Partnership income (including gross income), gain, deductions and/or losses shall be allocated in such manner as the General Partner determines to be necessary to produce such Target Final Balance for each Partner (and, if and to the extent the General Partner determines it to be necessary, for any prior Fiscal Year or other period if the United States federal income tax return of the Partnership for such prior Fiscal Year or other period has not yet been filed or is still open and can be amended, shall be specially allocated as the General Partner determines to be necessary to cause the respective positive Capital Account balance of each Partner to be equal to such Partner’s Target Final Balance). This Section 11.07 shall apply without regard to any allocation or re-allocation that may be required and/or imposed by the Internal Revenue Service or any other tax authority in any audit, proceeding or otherwise.

ARTICLE XII

Tax Matters; Books and Records.

Section 12.01 Filing of Tax Returns. The General Partner, at the Partnership’s expense, shall prepare and file, or cause the accountants of the Partnership to prepare and file, a federal information tax return for the Partnership and each Partnership Subsidiary in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Partnership.

Section 12.02 Reports to Current and Former Partners. As soon after the end of each Fiscal Year as is practicable, the General Partner shall cause the Partnership to prepare and mail, or cause its accountants to prepare and mail, to each Partner and, to the extent necessary, to each Former Partner (or its legal representative), a report setting forth in sufficient detail such information as shall enable such Partner or Former Partner (or its legal representative) to prepare its federal, state and local tax returns in accordance with the laws, rules and regulations then prevailing.

Section 12.03 Tax Matters Partner.

(a) Except as otherwise provided in this Agreement, with respect to Pre-Closing Partnership Tax Audits, the General Partner (and only the General Partner) shall designate (and which designation shall be reflected on the Partnership’s annual federal information tax return) such Partner(s) or other Person(s) (which may include the General Partner) to serve as the “tax matters partner” of the Partnership and any Partnership Subsidiary pursuant to the Section 6231(a)(7) of the Code and Treasury Regulations Sections 301.6231(a)(1)-1 and 301.6231(a)(7)-2 and, further, the General Partner (and only the General Partner) shall designate such Partner(s) or other Person(s) (which may be or include the General Partner) to serve in the corresponding or similar position, status or capacity for state, local and/or as applicable, foreign tax purposes (any and all such Partner(s) and other Person(s) so designated by the General Partner, collectively, “Tax Matters Partner” ). The Partner(s) or other Person(s) so designated to serve as the Tax Matters Partner shall exercise its duties as Tax Matters Partner in accordance with applicable law. If the Tax Matters Partner does not act in accordance with Section 4.09(o) of the Operating Agreement, the PrinceRidge Managers, in their sole discretion, may remove the Tax Matters Partner. In such event, the Board shall designate another Person(s) to serve as the Tax Matters Partner. For the avoidance of doubt, the Tax Matters Partner’s reliance on a determination, even if erroneous, by the Partnership’s tax advisors that there is authority supporting a “more likely than not” position shall not constitute a breach of Section 4.09(o). The Tax Matters Partner shall be authorized and empowered to take and make (and/or to cause or permit the Partnership and any Partnership Subsidiary to take and make and/or, otherwise to take and make on behalf of the Partnership and any Partnership Subsidiary) any and all such actions and decisions in connection with any (including foreign) tax-related administrative (including, without limitation, Internal Revenue Service) or judicial examination, audit, proceeding or litigation of and/or involving the Partnership or any Partnership Subsidiary (any of the foregoing, a “Partnership Tax Audit”), including entering into (and/or causing the Partnership or any Partnership Subsidiary to enter into) any settlement with the Internal Revenue Service and/or any other state, local or foreign tax authority, agency or body which may be adverse to the Partners (or one or more, or all of the Members) or which otherwise may result in a different tax impact to a Partner as compared to the tax affect on another Partner. Each Partner or other Person (for purposes of this Section 12.03, called a “Pass-Thru Partner” ) that holds or controls Units as a Partner on behalf of, or for the benefit of another Person, or which Pass-Thru Partner is beneficially owned (directly or indirectly) by another Person or Persons shall, within fifteen (15) days following receipt from the Tax Matters Partner of any notice, demand, request for information or similar document, convey such notice or other document in writing to all holders of beneficial interests holding Units through such Pass-Thru Partner. In addition to (and not in limitation of) the foregoing, in the event the Partnership or any Partnership Subsidiary shall be the subject of any Partnership Tax Audit, the Tax Matters Partner shall be authorized to act for, and its decision shall be final and binding upon, the Partnership, each Partnership Subsidiary, and each Partner. The Tax Matters Partner shall use its commercially reasonable efforts to keep each of the Class A Partners (for so long as each of them is a Partner) reasonably and contemporaneously apprised of any material development of any Partnership Tax Audit. Subject to Section 12.03(c) below, all expenses incurred in connection with any Partnership Tax Audit shall be borne by the Partnership. Further, in the event that any settlement, agreement, resolution or other binding arrangement of or with respect to any Partnership Tax Audit that could have either a material adverse effect on the Partnership for and/or in respect of any Pre-Interim Closing Tax Period (as defined in the Contribution Agreement) or a material adverse effect on any of the Individual Partners for and/or in respect of any Pre-Interim Closing Tax Period, then the Tax Matters Partner may not enter into, consummate and/or undertake any such settlement, agreement, resolution or other binding arrangement without each PrinceRidge Manager’s prior written consent (not to be unreasonably withheld, conditioned or delayed). Each Partner shall fully cooperate with (including, without limitation, by promptly furnishing to the Tax Matters Partner such documents, information, certifications, powers of attorney and such other information, and do all things, that the Partners are required to furnish and/or that the Tax Matters Partner shall reasonably request in connection with any Partnership Tax Audit or, otherwise, in connection with the carrying out by the Tax Matters Partner of its authority, powers and duties under this Section 12.03 (and elsewhere hereunder).

(b)(i) The General Partner shall use its commercially reasonable efforts to transmit to each Partner, by no later than April 1st following the end of each fiscal year, such Partner’s estimated tax information returns (Internal Revenue Service From 1065, Schedule K-1) from the Partnership for such fiscal year (and with such information returns reflecting only such information that the Partnership shall then have in its possession); provided, however, that at least fifteen (15) days prior to the date on which the Partnership transmits the Schedules K-1 to the Partners, the Partnership shall deliver the Schedules K-1 to the PrinceRidge Managers for their review and comment. The Partnership shall take any comments into account in good faith and with respect to which the PrinceRidge Managers shall have made a good faith attempt to provide to the Partnership the relevant tax authority supporting such comment. The Partnership shall deliver final Schedules K-1 to the Partners for any fiscal year by no later than June 30th following the end of such fiscal year.

(ii) The General Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, a federal information tax return in compliance with Section 6031 of the Code and any required state and local income tax and information returns for each tax year of the Partnership; provided, however, that at least fifteen (15) days prior to the date on which any such return is filed, the Partnership shall deliver such return to the PrinceRidge Managers for their review and comment. The Partnership shall take any comments into account in good faith and with respect to which the PrinceRidge Managers shall have made a good faith attempt to provide to the Partnership the relevant tax authority supporting such comment.

(c) Notwithstanding anything herein to the contrary:

(i) all of the expenses incurred or resulting in connection with any Partnership Tax Audit, that occurs on or prior to the second anniversary of the date hereof, for, in respect of and/or pertaining to any tax year ended on or before December 31, 2010 (any of which, a “Pre-Closing Partnership Tax Audit”) shall be borne by and allocated to, severally and not jointly, each of the Class A Partners on the date hereof (other than IFMI and Daniel Cohen) (each, a “PrinceRidge Class A Partner” and, collectively, the “PrinceRidge Class A Partners”), and each such PrinceRidge Class A Partner’s obligation with respect to such expenses shall not exceed the amount equal to (x) the aggregate amount of such expenses multiplied by (y) a fraction where (A) the numerator is the number of such PrinceRidge Class A Partner’s Units in the Partnership as of the date on which any applicable expenses are incurred minus any Units purchased by such PrinceRidge Class A Partner since the date hereof, and (B) the denominator is the aggregate number of all of the outstanding PrinceRidge Class A Partners’ Units in the Partnership immediately following the date hereof (“PrinceRidge Class A Partners Expenses”); provided, however, that each PrinceRidge Class A Partner shall have the right to satisfy its portion of the PrinceRidge Class A Partners Expenses pursuant to this Section 12.03(c)(i) by delivering to IFMI such number of additional IFMI Equity Interests that, based on the book value at the time of the indemnification claim, equals the aggregate value of such PrinceRidge Class A Partners Expenses (terms used in this sentence without definition having the meanings assigned to them in the Contribution Agreement); and

(ii) with regard to any Pre-Closing Partnership Tax Audit, the PrinceRidge Managers or their designated representative shall serve as the Tax Matters Partner of the Partnership, the Company and any Partnership Subsidiary and shall use their commercially reasonable efforts to keep IFMI reasonably and contemporaneously apprised of any material development of any Pre-Closing Partnership Tax Audit. Further, in the event that any settlement, agreement, resolution or other binding arrangement of or with respect to any Pre-Closing Partnership Tax Audit that could have either a material adverse effect on the Partnership for and/or in respect of any Post-Interim Closing Tax Period (as defined in the Contribution Agreement) or a material adverse effect on IFMI for and/or in respect of any Post-Interim Closing Tax Period, then the Partnership may not enter into, consummate and/or undertake any such settlement, agreement, resolution or other binding arrangement without IFMI’s prior written consent (not to be unreasonably withheld, conditioned or delayed).

(d) The Partnership shall indemnify any Partner for any interest and penalties required to be paid by such Partner resulting from any adjustments made by a taxing authority to any federal, state, local or foreign tax return of the Partnership; provided that any Partner that serves as the Tax Matters Partner with respect to the period involving such adjustment shall not be entitled to any such indemnification to the extent such interests and penalties arise as a result of the gross negligence, bad faith or willful misconduct of such Tax Matters Partner.

(e) The PrinceRidge Class A Partners shall, at their expense, be responsible for the preparation and timely filing of any tax return of the Partnership or a Partnership Subsidiary for any tax year ended on or before December 31, 2010, provided that prior to filing any such tax return the PrinceRidge Class A Partners provide it to IFMI.

Section 12.04 Partner Basis. Upon request of the General Partner, each Partner agrees to provide to the General Partner information regarding its adjusted tax basis in its Units along with documentation substantiating such amount.

Section 12.05 Tax Election. The General Partner may cause the Partnership to make or revoke any tax election which the General Partner deems appropriate, including an election under Section 754 of the Code.

Section 12.06 Books and Records; Access; Auditors.

(a) The General Partner shall cause to be kept complete and accurate books of account and records with respect to the Partnership’s business. Partnership information, including without limitation Profit Units and Equity Units, shall be kept confidential except as permitted by the General Partner or required to be disclosed by judicial or administrative process or by regulatory authority or other requirement of law (including federal securities laws) or directive of any governmental authority or stock exchange.

(b) The Partnership’s books and records shall be available for inspection and copying by the Active Partners or their duly authorized representatives during normal business hours upon prior written request solely to the extent reasonably related to such Active Partner’s economic interest in the Company. The Partnership’s books and records shall be available for inspection and copying by IFMI and its duly authorized representatives at any time. The Partnership’s books and records (other than books required to maintain Capital Accounts) shall be maintained in accordance with GAAP.

(c) The Partnership’s independent auditors shall be such independent accounting firm as may be selected from time to time by the General Partner, and, initially, shall be Grant Thornton LLP.

ARTICLE XIII

Restrictive Covenants

Section 13.01 Confidentiality.

(a) Subject to the terms of any Supplementary Agreements, each Limited Partner acknowledges and agrees that such Limited Partner will have access to Confidential Information from time to time. Each Limited Partner further recognizes that the Business operates in a highly competitive marketplace and that the success of the Business in the marketplace depends upon its goodwill and sound reputation as well as that of the Class A

Partners. Each Limited Partner recognizes that, in order to protect the legitimate interests of the Business, it is necessary for the Partnership to preserve and protect all such Confidential Information.

(b) Each Limited Partner agrees and acknowledges that, while a Limited Partner and after becoming a Former Partner, without limitation in time, any and all Confidential Information shall be considered and kept as the private and privileged records of the Person to which such Confidential Information relates and shall not be divulged to any Person, firm, corporation, or other entity by a Limited Partner, except:

(i) as requested or required to be disclosed by judicial or administrative process or by regulatory or supervisory authority or other requirement of law or of a recognized stock exchange or directive of any governmental authority; or

(ii) with the written consent of the General Partner.

(c) Except as required by law, rule, regulation or stock exchange requirements, each Partner agrees that, upon withdrawal from the Partnership for any reason whatsoever, such Partner will use commercial reasonable efforts to surrender to the Partnership any and all documents or records, whether original or a copy, regardless of form, whether written, electronic or otherwise recorded, which have been prepared, received or otherwise obtained by such Partner.

(d) Except as the General Partner authorizes in writing or as required by law, the terms of this Agreement and a Limited Partner’s Supplementary Agreement(s) shall not be disclosed to anyone; provided, that, a Limited Partner may disclose this Agreement and such Limited Partner’s Supplementary Agreement to such Limited Partner’s spouse and legal and financial advisors.

(e) In the event that a Limited Partner is required by law to disclose any Confidential Information, such Limited Partner shall promptly notify the General Partner in writing, which notification shall include the nature of the legal requirement and the extent of the required disclosure.

Section 13.02 Employee/Partner Non-Solicit and Non-Hire. Subject to the terms of any Supplementary Agreements, during the period beginning on the date that a Limited Partner is admitted to the Partnership until the end of the Restricted Period, the Limited Partner and such Limited Partner’s Associated Partners, if any, shall not, directly or indirectly, either alone or jointly with or on behalf of any third party, whether on such Partner’s own account or as a principal, partner, shareholder, director, employee, consultant or in any other capacity whatsoever, in any manner solicit or induce the resignation of any partner, member or employee, or hire, or assist any other person in hiring, any person who is or was a partner, member or employee of any Management Group Entity or Affiliate thereof during the twelve (12) month period preceding the Limited Partner’s Termination Date; provided, however, that this Section 13.02 shall not restrict the ability of IFMI or Daniel G. Cohen to solicit or hire, or assist any other person in hiring, any person who is or was an employee whose compensation is or was subject to the Reimbursement Agreement (as defined in the Contribution Agreement).

Section 13.03 Non-Interference. No Limited Partner or Former Partner shall at any time, directly or indirectly, on behalf of himself or herself or any other Person, in any way willfully at any time interfere or attempt to interfere in any material respect with the relationships between the Business and any of its clients, investors, financing sources, capital market intermediaries, partners or members.

Section 13.04 Non-Disparagement. Each Limited Partner or Former Partner shall not, and shall use its reasonable best efforts to ensure that its Affiliates and its and the respective Affiliates’ representatives do not, at any time make, publish or communicate, directly or indirectly, in writing, orally, by electronic means or otherwise, directly or indirectly, to any Person, (i) any Disparaging remarks, comments or statements concerning the business, affairs, personnel, investors, investments, activities or any other matter relating to any Management Group Entity or Affiliate thereof, any other Partner, or any client, or (ii) any remarks, comments or statements concerning any aspect of the termination of such Limited Partner’s relationship with the Business; provided that this Section 13.04 shall not apply to truthful statements made in or in connection with any legal proceeding or governmental or regulatory proceeding, investigation, inquiry or filing. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, or business acumen or abilities, in connection with any aspect of the operation of the business of the individual or entity being disparaged.

Section 13.05 Communication with the Press and the Public.

(a) Subject to Section 13.11 and the terms of any Supplementary Agreement, each Limited Partner or Former Partner shall not, and shall procure that its Affiliates and its and the respective Affiliates’ representatives do not, publish or make any statement, whether verbal, written or by electronic means, directly or indirectly, to any member of the press (whether or not such statement is attributed to such Limited Partner or Former Partner or its respective Affiliates) or to the public (including without limitation at any conference or seminar) concerning the Business or any other matter relating to the Management Group Entities or their Affiliates (whether or not such statements contain Confidential Information) without prior written approval from the General Partner.

(b) Subject to Section 13.11, each Limited Partner or Former Partner shall not, and shall procure that its Affiliates and its and the respective Affiliates’ representatives do not, publish, disseminate, or contribute to the publication or dissemination as an author or source, in any book, periodical, article, or other medium, any information regarding the Business, the Class A Partners, any other Partner or regarding such Limited Partner’s or Former Partner’s or its respective Affiliates’ experiences with the Business, the Class A Partners or any other Partners, without the prior written consent of the General Partner.

(c) Nothing contained in this Section 13.05 shall prevent a Limited Partner from identifying itself as a limited partner of the Partnership and disclosing a general description of such Limited Partner’s role in connection with the Partnership, subject to Section 13.01.

(d) For the avoidance of doubt, this Section 13.05 shall not limit such Limited Partner’s ability to perform such Limited Partner’s Day-to-Day Responsibilities.

Section 13.06 Regulatory Matters. No Limited Partner shall take any action that would subject the Management Group Entities to regulation under the Bank Holding Company Act of 1956, as amended.

Section 13.07 Work Product. All ideas, inventions, discoveries, systems, interfaces, protocols, concepts, formats, suggestions, creations, developments, arrangements, designs, programs, products, processes, investment strategies, materials, valuation models, risk management tools, portfolio optimization tools, computer programs or software, databases, improvements or other properties related to the business of the Partnership and its controlled Affiliates conceived, made or developed while a Limited Partner is associated with the Partnership or any of its controlled Affiliates, whether conceived by such Limited Partner alone or working with others, and whether patentable or not (the “Work Product”), shall be owned by, and belong exclusively to, the Partnership or its relevant Affiliate. Work Product shall not include (i) any generalized ideas, concepts, knowledge, methods, techniques, skills, processes or know-how gained or learned by, or otherwise retained in the memory of such Limited Partner; (ii) any information that, prior to being conceived, made or developed by such Limited Partner, was publicly available or was generally known in the investment management industry, including any works or elements in the public domain; or (iii) ideas, inventions, discoveries, systems, interfaces, protocols, concepts, formats, suggestions, creations, developments, arrangements, designs, programs, products, processes, investment strategies, materials, valuation models, risk management tools, portfolio optimization tools, computer programs or software, databases, improvements or other properties related to the businesses of IFMI or its Affiliates (other than the Management Group Entities) that are not Competing Businesses (as defined in the Contribution Agreement). Any such Limited Partner shall assign to the Partnership such Limited Partner’s entire rights to the Work Product and agree to execute any documents and take any action reasonably requested by the General Partner to protect the rights of the Partnership or its relevant Affiliate in any Work Product. Any copyrightable subject matter created by a Limited Partner within the scope of such Limited Partner’s responsibilities to the Partnership and its controlled Affiliates, whether containing or involving Confidential Information or not, shall be deemed a work-made-for-hire under Chapter 17 of the United States Code, entitled “Copyrights”, and the Partnership or its relevant Affiliate shall be deemed the author and owner thereof for any purposes whatsoever. In the event of any unauthorized publication of any Confidential Information, the Partnership or its relevant Affiliate shall automatically own the Copyright in such publication.

Section 13.08 Partnership Property. All memoranda, lists, notes, charts, graphs, records, models, strategies, tools and other documents or papers (and all hard or electronic copies or summaries thereof) relating to the Partnership or any of its Affiliates, including but not limited to information relating to Confidential Information, whether written or stored on an electronic media system, made or compiled by a Partner, or on behalf of a Partner, or made available to an Partner related to the Partnership or any of its Affiliates shall be the property of the Partnership or such Affiliate, as the case may be, and shall, unless otherwise agreed to by the General Partner or in the case of IFMI, unless the retention of which is required by applicable laws, rules, regulations or stock exchange requirements or unless otherwise agreed to by the then current PrinceRidge Managers, be delivered to the Partnership promptly upon the withdrawal of such Partner from the Partnership or sale of such Partner’s interest in the Partnership, or at any other time upon request. In the case of electronically stored property, a Partner shall, unless the retention of which is required by applicable laws, rules, regulations or stock exchange requirements, make all reasonable efforts to destroy such property within five (5) days after such Partner’s Withdrawal Date or the date of such sale and at any other time upon the request of the General Partner, or in the case of IFMI, upon the request of the then current PrinceRidge Managers.

Section 13.09 Service on Company Board of Directors or Employment by Other Financial Services Entity. An Active Partner shall not, without the prior written consent of the General Partner (i) serve as a member of the board of directors or equivalent position of any corporation or other company or (ii) receive compensation for services provided, in any capacity, from any other financial services company.

Section 13.10 Acknowledgements Related to Restrictive Covenants. Each Limited Partner acknowledges that the terms of the Restrictive Covenants, including, without limitation, the duration of the Restricted Period, are reasonable and necessary in view of the nature of the business in which the Partnership is engaged because the Partnership’s business is global in scope and given such Limited Partner’s position with the Partnership and such Limited Partner’s knowledge of the Partnership’s business. Each Limited Partner recognizes that the amount of such Limited Partner’s compensation and/or economic interest in the Partnership and relationship to the Partnership’s Affiliates justifies such Limited Partner’s agreements set forth in the Restrictive Covenants. Each Limited Partner agrees that any harm to such Limited Partner caused by the enforcement of the Restrictive Covenants will be outweighed by the harm to the Partnership should the Restrictive Covenants not be enforced.

Section 13.11 Disclosures of IFMI Parent. Notwithstanding anything to the contrary contained herein, disclosures contained in any document filed with or submitted to the Securities and Exchange Commission or the Financial Industry Regulatory Authority, and disclosures made in connection with the filing or submission of any such document, by IFMI Parent and/or any of its subsidiaries shall be deemed not to be a violation by IFMI of any provision of this Article XIII. IFMI shall notify the Board before making any such disclosures.

ARTICLE XIV

Miscellaneous

Section 14.01 Entire Agreement. This Agreement and, with reference to a Limited Partner that has entered into a Supplementary Agreement, such Supplementary Agreement, supersede any and all existing agreements, oral or written, between or among the Partnership and the other Limited Partners, with respect to the Partnership.

Section 14.02 Amendments of Agreement. Any amendment to this Agreement shall be made by the General Partner in accordance with Section 4.09 of the Operating Agreement; provided, that to the extent no Person qualifies at any time as a Qualifying PrinceRidge Individual Partner, any amendment to this Agreement that is materially adverse to the interests of any Individual Partner shall require the written consent of such Partner.

Section 14.03 Further Actions. Each Partner shall execute and deliver such other certificates, agreements and documents, and take such other actions, as may reasonably be requested by the Partnership in connection with the achievement of its purposes or to give effect to the provisions of this Agreement and any Supplementary Agreement, in each case as are not inconsistent with the terms and provisions of this Agreement, including any documents that the General Partner determines to be necessary or appropriate to form, qualify or continue the Partnership as a limited partnership in all jurisdictions in which the Partnership conducts or plans to conduct its investment and other activities and all such agreements, certificates, tax statements and other documents as may be required to be filed by or on behalf of the Partnership.

Section 14.04 Applicable Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware, without reference to its choice of law rules, and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern this Agreement.

Section 14.05 Counterparts. Counterparts may be executed through the use of separate signature pages (or other agreement, including a Supplementary Agreement, acceptable to the General Partner) or in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one (1) counterpart; provided, however, that each such counterpart shall have been executed by the General Partner.

Section 14.06 Successors and Assigns. This Agreement shall inure to the benefit of each Partner and the executors, administrators, estates, heirs, legal successors and representatives and, if approved in accordance with this Agreement, transferees of the Partners.

Section 14.07 No Waiver. The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

Section 14.08 Survival. Article VIII, Sections 14.04, 14.06, 14.08, 14.09, 14.10, 14.11, 14.12, 14.13 and 14.14, shall survive a Limited Partner’s withdrawal as a Limited Partner of the Partnership and any termination of this Agreement. A Limited Partner’s Supplementary Agreement shall also terminate upon such Limited Partner’s withdrawal as a Limited Partner of the Partnership and any termination of this Agreement, except as expressly provided in such Supplementary Agreement.

Section 14.09 Notices. Each notice relating to this Agreement shall be in writing and shall be delivered (a) in person, by registered or certified mail or by private courier or (b) by facsimile or other electronic means, confirmed by telephone. All notices to any Partner shall be delivered to such Partner at the address of such Partner as set forth in the records of the Partnership. All notices to the Partnership shall be delivered to the Partnership at its principal office and place of business. Any Partner may designate a new address for notices by giving written notice to that effect to the Partnership. The Partnership may designate a new address for notices by giving written notice to that effect to each of the Partners. A notice given in accordance with the foregoing clause (a) shall be deemed to have been effectively given three (3)

Business Days after such notice is mailed by registered or certified mail, return receipt requested, and one (1) Business Day after such notice is sent by Federal Express or other one (1)-day service provider, to the proper address, or at the time delivered when delivered in person or by private courier. Any notice by facsimile or other electronic means shall be deemed to have been effectively given when sent and confirmed by telephone in accordance with the foregoing clause (b).

Section 14.10 Dispute Resolution. Except as otherwise provided in this Agreement, all disputes arising under this Agreement will be resolved by arbitration in New York, New York by a single arbitrator; provided that if the parties to the dispute cannot agree on a single arbitrator within thirty (30) days, the matter will be submitted to JAMS in New York, New York for arbitration before a single arbitrator from the JAMS list, and pursuant to JAMS Comprehensive Arbitration Rules and Procedures. The fee of the arbitrator(s) will be split equally between the complainant(s) and the respondent(s). Each party will otherwise bear its own costs and attorneys’ fees, subject to the payment of any indemnification to which a party may be entitled. The arbitrator’s award will be final and binding upon such Partner and the Partnership, and judgment upon the award may be entered in any state or federal court of competent jurisdiction in New York State, or application may be made to such court for a judicial acceptance of the award and an enforcement as the law of such jurisdiction may require or allow. Nothing in this Agreement shall restrict the ability of any party hereto to provide factual testimony during such proceedings. Notwithstanding the preceding provision, the Partnership may seek injunctive relief from a court of competent jurisdiction in the event of a threatened or actual breach of Article XIII hereof.

Section 14.11 Injunctive Relief.

(a) In the event of a dispute, any Partner may apply to the arbitrator or arbitrators referred to in Section 14.10 to seek preliminary and/or permanent injunctive relief, including, without limitation, to present or address a breach or possible breach of any Restrictive Covenant. Any party to this Agreement also may, without waiving any remedy under this Agreement, seek from any court of competent jurisdiction any injunctive, interim or provisional relief, including, without limitation, to present or address a breach or possible breach of any Restrictive Covenant, to protect the rights or property of that party, pending the establishment of the arbitral tribunal (or pending the arbitral tribunal’s determination of the merits of the controversy).

(b) It is specifically understood and agreed that any breach of any terms of any Restrictive Covenant is likely to result in irreparable injury to the Management Group Entities and clients and that any remedy at law alone will be an inadequate remedy for such breach, and that, in addition to any other remedy it may have, any of the Management Group Entities shall be entitled to enforce the specific performance of this Agreement by a Limited Partner and to seek both temporary and permanent injunctive relief thereof (to the extent permitted by law), and other equitable remedies, without the necessity of proving actual damages or posting a bond or other security.

Section 14.12 Choice of Venue. Subject to Section 14.10 and Section 14.11, each Partner hereby consents to the nonexclusive jurisdiction of the courts of the State of New

York or any federal court sitting in the City of New York, and hereby waives, and agrees not to assert by way of motion, as a defense or otherwise, in any such action or proceeding, any claim that such Limited Partner is not personally subject to the jurisdiction of the above-named courts, that the action or proceeding is brought in an inconvenient forum, that the venue of the suit, action or proceeding is improper, or that the provisions of this Agreement may not be enforced in or by such courts.

Section 14.13 Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, it shall be construed, to the greatest extent possible, in a manner that shall render it valid and enforceable, and any limitations on the scope or duration of any such provision necessary to make it valid and enforceable shall be deemed to be part thereof, and no invalidity or unenforceability of any provision shall affect any other portion of this Agreement unless the provision deemed to be so invalid or unenforceable is a material element of this Agreement, taken as a whole.

Section 14.14 Judicial Modification. If at any time any of the provisions of Article XIII or any other Section of this Agreement shall be deemed invalid or unenforceable or are prohibited by the laws of the jurisdiction where they are to be performed or enforced, by reason of being vague or unreasonable as to duration or geographic scope or scope of activities restricted, or for any other reason, such provisions shall be considered divisible and shall become and be immediately amended to include only such restrictions and to such extent as shall be deemed to be reasonable and enforceable by the court, arbitrator or other body having jurisdiction over this Agreement, and the Partnership and each Limited Partner agree that such provisions, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included in this Agreement.

Section 14.15 Legal Proceedings. Any action, claim or proceeding by any Partner or the Company, the Partnership or their subsidiaries, on the one hand, against any other Partner or the Company, the Partnership or their subsidiaries, on the other hand, shall be brought before an arbitrator, the determinations of which shall be binding on the parties to such action, claim or proceeding. Each party to such action, claim or proceeding shall pay its own costs and expenses (including, without limitation, all fees of such party’s legal counsel); provided, that, to the extent any Individual Partner is a defendant in such an action, claim or proceeding, the costs and expenses (including, without limitation, all fees of such party’s legal counsel) of such Individual Partner shall be paid in advance by the Partnership as such costs and expenses are incurred by such Individual Partner, but if such binding arbitration is determined against the Individual Partner pursuant to a final, non-appealable order of such arbitrator, such Individual Partner shall reimburse the Partnership for all advanced costs and expenses (including, without limitation, all fees of such Individual Partner’s legal counsel); provided further, that, to the extent an Individual Partner instigates such action, claim or proceeding, and the binding arbitration is determined in favor of such Individual Partner pursuant to a final, non-appealable order of such arbitrator, the Partnership shall reimburse such Individual Partner for his or her costs and expenses (including, without limitation, all fees of such Individual Partner’s legal counsel).

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date set forth above.

GENERAL PARTNER: PRINCERIDGE PARTNERS LLC

By:	/s/ John P. Costas
Name: John P. Costas
Title: Managing Member

By:	/s/ Michael T. Hutchins
Name: Michael T. Hutchins
Title: Managing Member

LIMITED PARTNERS:

/s/ Ahmed A. Alali
Ahmed A. Alali

/s/ John P. Costas
John P. Costas

/s/ Colette C. Dow
Colette C. Dow

/s/ Ronald J. Garner
Ronald J. Garner

/s/ Michael T. Hutchins
Michael T. Hutchins

/s/ Matthew G. Johnson
Matthew G. Johnson

[Signature Page Fourth Amended and Restated Limited Partnership Agreement]

/s/ Daniel G. Cohen
Daniel G. Cohen

IFMI, LLC

By:	/s/ Daniel G. Cohen
Name:	Daniel G. Cohen
Title:	Chief Executive Officer and Chief Investment Officer

[Signature Page to Fourth Amended and Restated Limited Partnership Agreement]

Each other Person who shall sign a Supplementary Agreement in the form attached hereto or other form acceptable to the General Partner and who shall be accepted in writing by the General Partner as a Limited Partner

[Signature Page to Fourth Amended and Restated Limited Partnership Agreement]

Appendix A

Name:                     (the “Limited Partner”)

Date: [            ], 2011

Amended and Restated Supplementary Agreement

PrinceRidge Holdings LP – Class A Limited Partner

PrinceRidge Partners LLC – Member

This amended and restated supplementary agreement (this “Supplementary Agreement”) to the Fourth Amended and Restated Limited Partnership Agreement (the “Partnership Agreement”) of PrinceRidge Holdings LP (the “Partnership”), dated as of [ ], 2011, and the Fourth Amended and Restated Limited Liability Company Agreement (the “LLC Agreement,” and together with the Partnership Agreement, the “Agreements”) of PrinceRidge Partners LLC (the “Company”), dated as of [ ], 2011, reflects the agreements with respect to certain matters concerning the rights of the Limited Partner with respect to the Partnership and the Company. [This Supplementary Agreement amends and restates the Supplementary Agreement of the Limited Partner dated February 1, 2009 and shall replace and supersede any other supplementary agreement executed between the Limited Partner and the Partnership or the Company, other than the Limited Partner’s Executive Agreement executed [as of the date hereof] in connection with the Agreements.]

The Limited Partner hereby agrees that, subject to acceptance in writing by the Company and the Managing Members by counter-signature of this Supplementary Agreement, effective as of the date specified above the undersigned shall become and be a party to this Supplementary Agreement.

This Supplementary Agreement is made and entered into as of the date set forth above by and among the undersigned and shall hereafter govern the Limited Partner’s interest in the Partnership, as provided in the Partnership Agreement and this Supplementary Agreement, and in the Company, as provided in the LLC Agreement and this Supplementary Agreement.

All capitalized terms used but not defined herein shall have the meanings given to such terms in the Partnership Agreement or the LLC Agreement, as applicable. While this Supplementary Agreement is written as a single agreement for the convenience of the parties, for the avoidance of doubt, the obligations of the Partnership on the one hand, and the Company on the other hand, are several and not joint. The Partnership shall not be responsible for any obligations of the Company with respect to the Limited Partner and the Company shall not be responsible for any obligations of the Partnership with respect to the Limited Partner.

1. Date of Admission.

(a) With respect to the Partnership: January 28, 2008

(b) With respect to the Company: January 28, 2008

2. Classes of Interests.

(a) With respect to the Partnership: Limited Partner, Class A Interest

(b) With respect to the Company: Member

3. Title. Pursuant to the Executive Agreement.

4. Day-to-Day Responsibilities. Pursuant to the Executive Agreement.

5. Guaranteed Payment. Pursuant to the Executive Agreement.

6. Termination Payment. Pursuant to the Executive Agreement

7. Profit Share (subject to change, as provided in the Partnership Agreement and the LLC Agreement).

(a) Profit Units.

(i) With respect to the Partnership: [        ] Profit Units.

(ii) With respect to the Company: [        ] Profit Units.

(b) Sources.

(i) With respect to the Partnership: All

(ii) With respect to the Company: All

8. Equity Share (participation in Sale Proceeds, subject to change, as provided in the Partnership Agreement and the LLC Agreement).

(a) Equity Units.

(i) With respect to the Partnership: [        ] Equity Units.

(ii) With respect to the Company: [        ] Equity Units.

(b) Threshold Value.

(i) With respect to the Partnership: [        ].

(ii) With respect to the Company: [        ].

9. Subscription Commitment: As of the date hereof, $[                    ] has been contributed by the Limited Partner.

10. Pari Passu Treatment of Members/Class A Partners Regarding Units. Subject to Section 7.03 of the Partnership Agreement and Section 7.03 of the LLC Agreement and adjustments for Tax Distributions, distributions on Units held by the Limited Partner shall be made to the Limited Partner pro rata and pari passu with the other Class A Partners; provided, that, if the Company or Partnership makes a distribution in kind to the Limited Partner, the Company and the Partnership shall not distribute to the Limited Partner more than the Limited Partner’s proportionate share of the securities or assets distributed to all Class A Partners. For the avoidance of doubt, in the case of a repurchase of the Limited Partner’s Units, the Limited Partner shall be entitled to receive cash for such Units, except in the case of a Monetization Event, in which case the Limited Partner shall receive the same type of consideration in the same proportions as the other Class A Partners (whether cash, securities or other assets).

11. Tax Distributions. (a) “Tax Distribution” means an amount of cash equal to the difference between the Limited Partner’s Presumed Tax Liability and the amount of cash distributed to the Limited Partner by the Partnership for such Fiscal Year. “Presumed Tax Liability” for the Limited

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Partner for any Fiscal Year means an amount equal to the product of (A) the amount of U.S. federal, state and local taxable income allocated to the Limited Partner by the Partnership for the prior Fiscal Year and (B) the Presumed Tax Rate as of December 31 of such prior Fiscal Year. “Presumed Tax Rate” means the effective combined federal, state and local income tax rate applicable to a natural person residing in New York, New York, taxable at the highest marginal federal income tax rate and the highest marginal New York State and New York City income tax rates (taking into account the character of such income and after giving effect to the federal income tax deduction for such state and local income taxes and disregarding the effects of Internal Revenue Code Sections 67 and 68).

(b) Notwithstanding anything in the Agreements to the contrary, commencing in the first full Fiscal Year following the Limited Partner’s Termination Date, the Limited Partner shall have the right, but not the obligation, to receive, with respect to each such Fiscal Year, a Tax Distribution from the Limited Partner’s Capital Account in an amount equal to the Limited Partner’s Presumed Tax Liability, based upon a Presumed Tax Rate of no less than thirty-five percent (35%). Each such Tax Distribution shall be made no later than the first business day of the month of April following the applicable Fiscal Year.

12. Issuance of Additional Units. To the extent that a Limited Partner’s share of Net Income for a Fiscal Year is not distributed to the Limited Partner by the first business day of the month of April of the following Fiscal Year but distributions of Net Income for such Fiscal Year are made to other Limited Partners by that date (other than Tax Distributions and deemed distributions in connection with withholding taxes pursuant to Section 7.02(f) of the Agreements), the Limited Partner’s share of Net Income for such Fiscal Year shall be deemed to have purchased additional Profit Units and Equity Units on behalf of the Limited Partner as of the first day of such following Fiscal Year.

13. Look-Back Participation in Sale Proceeds. So long as an event constituting Cause had not occurred with respect to the Limited Partner, if (i) the Limited Partner’s Units are repurchased by the Company or the Partnership (other than at the request of the Limited Partner), and (ii) a Sale Transaction or Monetization Event closes on or prior to the 12-month anniversary of any such repurchase, the Limited Partner shall be entitled to participate in the Sale Proceeds from such Sale Transaction or Monetization Event to the same extent as if the Limited Partner held the same number of Units as of such closing date as the Limited Partner held on the day prior to the date of the relevant repurchase (adjusted for any subsequent increase or decrease in Units to which all Class A Partners were subject).

14. Access to Books and Records. After the Limited Partner’s Termination Date and until the 90th day after delivery to the Limited Partner of the annual audit of the Partnership for the Fiscal Year in which the Limited Partner’s Withdrawal Date occurs, the Limited Partner shall have the right to (a) inspect and copy books and records of the Company and the Partnership at reasonable times for purposes solely related to confirming the Limited Partner’s economic interest in the Company and the Partnership and (b) receive financial statements and similar summary or aggregated financial information of the Company and the Partnership (“Summary Information”); provided, that, such Limited Partner shall not be permitted to inspect or have copies of business records that relate to the day-to-day activities or trade secrets of the Business (“Proprietary Information”); provided, further, if the Limited Partner believes that the Summary Information is insufficient to verify such Limited Partner’s economic interest in the Company or the Partnership, the Company and the Partnership shall permit an independent accounting firm, paid by the Limited Partner, to review the books and records of the Company and the Partnership on behalf of the Limited Partner for the purpose of verifying the Limited Partner’s economic interest in the Company and the Partnership, so long as such independent accounting firm has entered into a confidentiality agreement satisfactory to the Company and agrees that it shall not disclose the details of any Proprietary Information to the Limited Partner or, except in customary legal or regulatory circumstances, to any other party.

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15. Amendments to LLC Agreement or Partnership Agreement. The Company shall not, without the Limited Partner’s written consent, amend the LLC Agreement or the Partnership Agreement in any manner that reduces the rights or increases the obligations of the Limited Partner with respect to the Units held by the Limited Partner or under this Supplementary Agreement.

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IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date set forth above.

[Name]

PRINCERIDGE PARTNERS LLC

By:
Name:
Title:

PRINCERIDGE HOLDINGS LP

By:
Name:
Title:

By:
Name:
Title:

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